UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ZILA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ZILA, INC.

5227 North 7th Street
Phoenix, Arizona 85014-2800

NOTICE OF ANNUAL SHAREHOLDERS MEETING

November 9, 2007
Phoenix, Arizona

To the Holders of Common Stock of Zila, Inc.:

We will hold the annual shareholders meeting of Zila, Inc. (“ZILA”) at the Arizona Biltmore Resort & Spa, located at 2400 East Missouri, Phoenix, AZ 85016, on Thursday, December 13, 2007 at 8:00 a.m. Arizona time. The meeting is being held to:

1. Elect six members to ZILA’s Board of Directors;

2. Amend the 1997 Stock Award Plan to increase the total number of shares authorized for issuance from five million (5,000,000) shares to eight million (8,000,000) shares;

3. Ratify the appointment of BDO Seidman, LLP as ZILA’s independent registered public accounting firm for the fiscal year ending July 31, 2008; and

4. Consider any other matters that properly come before the meeting and any adjournments thereof.

Only shareholders of record of common stock at the close of business on October 18, 2007 are entitled to receive notice of and to vote at the meeting or any adjournments thereof.

We have enclosed our 2007 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for our fiscal year ended July 31, 2007, and the Proxy Statement with this notice of annual meeting.

Your proxy is being solicited by ZILA’s Board of Directors. We urge you to vote as soon as possible whether or not you plan to attend the annual meeting of shareholders to assure your representation at such meeting. For your convenience, and to help reduce expenses, you are encouraged to vote by telephone or the internet, as explained on page 2 of the Proxy Statement or on the enclosed proxy card. Alternatively, you can complete, sign and mail the enclosed proxy card. We have enclosed a return envelope for that purpose, which requires no postage if mailed in the United States, if you choose to vote by mail. You may revoke a previously delivered proxy at any time prior to the meeting. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

David R. Bethune
Executive Chairman

PLEASE VOTE — YOUR VOTE IS IMPORTANT

ZILA, INC.

5227 North 7th Street
Phoenix, Arizona 85014-2800

ANNUAL SHAREHOLDERS MEETING

PROXY STATEMENT

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the proposals fully, you should carefully read this entire Proxy Statement, as well as the other documents to which we refer you.

GENERAL MEETING INFORMATION

General Information:

Annual Meeting:	The annual meeting of shareholders will be held on Thursday, December 13, 2007 at 8:00 a.m. Arizona time at the Arizona Biltmore Resort & Spa, located at 2400 East Missouri Avenue, Phoenix, AZ 85016.

Record Date:	Close of business on October 18, 2007. If you were a shareholder at that time, you may vote at the meeting. Each share is entitled to one vote. You may not cumulate votes. At the record date there were 61,575,879 shares of our common stock outstanding.

Agenda:	1. Elect six members to Zila, Inc.’s (“ZILA”) Board of Directors (the “Board”);

2. Amend the 1997 Stock Award Plan to increase the total number of shares of common stock authorized for issuance from five million (5,000,000) shares to eight million (8,000,000) shares;

3. Ratify the appointment of BDO Seidman, LLP for fiscal year ending July 31, 2008; and

4. Consider any other matters that properly come before the meeting.

Proxies Solicited By:	Georgeson Shareholder

ZILA will bear the costs of soliciting proxies for the meeting. No additional compensation will be paid to directors, officers or other regular employees in connection with the solicitation of proxies. ZILA retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will reimburse banks, brokers, custodians, nominees and fiduciaries for reasonable expenses that they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

First Mailing Date:	We will mail this Proxy Statement on or about November 9, 2007.

Independent Auditors:	A representative of our independent registered public accounting firm, BDO Seidman, LLP, is expected to be present at the meeting and will be available to respond to appropriate questions from our shareholders.

Voting Information:

How to Vote:	Shareholders whose shares are registered in their own names may vote their shares by telephone, the internet, mail or in person at the meeting. Voting by telephone or the internet are the least expensive and fastest methods of voting. Your proxy card contains instructions for voting by telephone or the internet. To vote by mail, complete and sign your proxy card and return it in the enclosed business reply envelope.

If your shares are held not in your name but in the “street name” of a bank, broker or other holder of record (a “nominee”), then your name will not appear in our register of shareholders and the nominee will be entitled to vote your shares. In order to be admitted to the annual meeting of shareholders, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Even if you attend the annual meeting of shareholders, you will not be able to vote the shares that you hold in street name. Rather, you should instruct your nominee how to vote those shares on your behalf.

Proxies:	The proxies will follow your voting instructions. Unless you tell us on the proxy card to vote differently, the proxies will vote proxies that are signed and returned (i) “FOR” ZILA’s Board nominees; (ii) “FOR” the amendment to the 1997 Stock Award Plan; and (iii) “FOR” the ratification of the appointment of BDO Seidman, LLP as ZILA’s independent registered public accounting firm. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a member of the Board, the proxy holders will vote for a substitute nominee proposed by the Board.

Revoking Your Proxy:	Proxies may be revoked if you:

• Deliver a signed, written revocation letter prior to the annual meeting of shareholders, dated later than the proxy, to Gary V. Klinefelter, Vice President, General Counsel and Secretary of Zila, Inc., at 5227 North 7th Street, Phoenix, Arizona 85014-2800;

• Deliver a signed proxy prior to the annual meeting of shareholders, dated later than the first one, to Computershare Investor Services, Proxy Unit, 350 Indiana Street, Suite 800, Golden, CO 80401;

• Vote your shares by telephone or the internet prior to the annual meeting of shareholders differently than you did originally, using the same procedures for those methods; or

• Attend the annual meeting of shareholders and vote in person or by proxy. Attending the meeting alone will not revoke your proxy.

Quorum:	The presence in person or by proxy of shareholders entitled to cast a majority of the votes entitled to be cast at the annual meeting of shareholders is necessary to constitute a quorum at the meeting for the election of directors and for the other proposals. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exits.

The Proposals:

Election of Directors:	David R. Bethune, J. Steven Garrett, David Goldman, Leslie H. Green, O.B. Parrish and George J. Vuturo are nominated for election to ZILA’s Board of Directors.

The Board recommends a vote “FOR” each of these directors. If a quorum is present, the six nominees who receive a plurality of the votes cast at the annual meeting of shareholders will be elected. Broker non-votes and votes that are withheld have no effect on the results of the vote. Please vote on this matter.

Amendment to 1997 Stock Award Plan:	The Board recommends a vote “FOR” the amendment to the 1997 Stock Award Plan to increase the total number of shares of common stock authorized for issuance from five million (5,000,000) shares to eight million (8,000,000) shares.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

Ratification of Auditor:	Our third proposal asks you to ratify the selection of BDO Seidman, LLP as ZILA’s independent registered public accounting firm for the fiscal year ending July 31, 2008.

The Board recommends a vote “FOR” this proposal. The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of BDO Seidman, LLP as ZILA’s independent auditor. If the appointment is not approved by the shareholders, the Audit Committee will reconsider the appointment of BDO Seidman, LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different auditor at any time if such appointment is in the best interests of ZILA and its shareholders.

PLEASE VOTE -— YOUR VOTE IS IMPORTANT

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board is comprised of six directors, each of whom is elected annually. Accordingly, shareholders will elect six directors this year. Each director is to be elected to hold office until the next annual meeting of shareholders or until his or her successor is elected and qualified. If a director resigns or otherwise is unable to complete his or her term of office, the Board may elect another director for the remainder of the resigning director’s term.

The Board’s nominees are listed below. The Board recommends that you vote for Mr. Bethune, Dr. Garrett, Mr. Goldman, Ms. Green, Mr. Parrish and Dr. Vuturo.

David R. Bethune:	Mr. Bethune is a member of the boards of directors of Cambrex Corporation and the Female Health Company. From 1999 until his retirement in 2004, he was Chairman and Chief Executive Officer of Atrix Laboratories, Inc., a drug delivery and product development company. Prior to his work at Atrix Laboratories, Mr. Bethune was President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. Before joining IVAX, Mr. Bethune began a start-up pharmaceutical company venture formed by Mayo Medical

Ventures, a business unit of Mayo Clinics of Rochester. Mr. Bethune previously served as group vice president of American Cyanamid Company and a member of the Executive Committee where he had executive authority for human biologicals, consumer health products, pharmaceuticals and ophthalmics as well as global medical research. He was also President of the Lederle Laboratories Division of American Cyanamid Company. Mr. Bethune received a B.A. degree in accounting and economics from Lenior-Rhyne College, Hickory, North Carolina and Masters in Business Administration in the Executive Program from Columbia University Graduate School. Mr. Bethune has been a member of ZILA’s Board since December 2005 and Chairman of the Board since May, 2007. In August 2007, Mr. Bethune began serving as ZILA’s Executive Chairman. Age 67.

J. Steven Garrett:	Dr. Garrett has more than 30 years of experience in healthcare. From 1995 to 2005, Dr. Garrett served as Senior Vice President of Clinical Research for Atrix Laboratories, Inc., where he managed all of that company’s clinical trials, interfaced with the FDA and coordinated the clinical portion of regulatory submissions. Dr. Garrett continued in that position from 2005 to 2007, working for QLT USA, Inc., following QLT’s merger with Atrix Laboratories. Previously, Dr. Garrett served as chairman of the department of periodontics at Loma Linda University as well as director of the advanced education program in periodontics and implant dentistry. Dr. Garrett also owned and operated a private dentistry practice, specializing in periodontics and implant dentistry. Age 62.

David Goldman:	Mr. Goldman is a certified public accountant (CPA) who spent 35 years with the international accounting firm, Deloitte & Touche LLP. He specialized in serving SEC registrants in a variety of industries and held the positions of partner-in-charge and senior technical partner of the Arizona Audit Practice. Mr. Goldman served in a number of the Deloitte & Touche’s offices including the Executive Office in New York and Los Angeles. He retired from Deloitte & Touche as a senior partner in 2001. Since then, he has operated D. Goldman Professional Services LLC, a financial services consulting firm. While at D. Goldman Professional Services, he served as chairman of the audit committee and a member of other committees of the board of directors of Swift Transportation Company, Inc. and advised the Board of Directors of a privately held real estate services company. Mr. Goldman earned a bachelor’s degree in business administration and a masters of accounting degree from the University of Arizona. Age 63.

Leslie H. Green	Since 1998, Ms. Green has been Managing Partner of Roffe & Green, Inc., which provides interim management, marketing and business development consulting services, with particular emphasis on healthcare, consumer products and services. Since co-founding Roffe & Green she has served as a consultant or in various full and part-time interim management positions for several businesses in multiple industries, including interim Chief Executive Officer and President of Nydic, Inc., a medical diagnostic imaging company, from January 1999 to March 2001. Prior to forming her consulting business she served as VP, Marketing and Corporate Planning at Swiss Army Brands, Inc. and as a Senior Vice President and head of The New

Products Group, a new product consultancy, at Lowe Marschalk, Inc., one of the Interpublic Group of Companies. Prior to her election to the Board of ZILA, she provided consulting services as interim General Manager and interim National Sales Manager of Zila Pharmaceuticals, Inc. from July 2003 to March 2004. Ms. Green currently serves as a member of the Board of Directors of SSOE, Inc. and Cool Blossom Design, LLC. Ms. Green has been a member of ZILA’s Board since March 2004. Age 60.

O.B. Parrish:	Mr. Parrish is the Chairman and Chief Executive Officer of The Female Health Company, the developer of the first female condom. Mr. Parrish has been Chairman of The Female Health Company since 1987, Chief Executive Officer since 1994, and acting President since 2006. Mr. Parrish is also the President of Phoenix Health Care of Illinois, Inc. a private company which invests in innovative healthcare opportunities. In addition, Mr. Parrish is the Chairman of Abiant, Inc. of Chicago, which provides proprietary neuroimaging technology to the pharmaceutical industry for use in selecting and developing new drugs.

Earlier in his career Mr. Parrish was the President of the Pharmaceutical Group of G.D. Searle in Chicago where he was responsible for its global pharmaceutical business. Prior to joining Searle, Mr. Parrish was Executive Vice President of the International Division of Pfizer, Inc, in New York. Other positions held at Pfizer included Executive Vice President of Pfizer Pharmaceuticals, Division Manager and Vice President, Marketing of Pfizer Laboratories. Mr. Parrish holds a B.S. degree from Lawrence University and an M.B.A. degree from the University of Chicago. Mr. Parrish is also a trustee of Lawrence University. Age 73.

George J. Vuturo:	Dr. Vuturo has over 28 years of experience in the pharmaceuticals industry and is recognized as a leader in the field of medical education technology. In 1995, Dr. Vuturo founded Designing Solutions, L.L.C. and Professional Education Services Group, L.L.C., both are healthcare services companies that specialize in providing professional medical education programs to physicians, pharmacists, dentists, nurses, and other healthcare providers. Dr. Vuturo has served as managing partner of both companies since their inception. From 2004 to 2005, Dr. Vuturo was a member of the Board of Directors of QLT, Inc., a publicly-traded biopharmaceutical company dedicated to the discovery, development, and commercialization of innovative therapies. From 2001 to 2004, Dr. Vuturo was a member of the Board of Directors and, at various times, served on the Executive, Compensation, Audit and Nominations Committees of Atrix Laboratories, Inc. In 2005, Atrix Laboratories merged with QLT, Inc. Dr. Vuturo received his Ph.D. in Health Care Administration from the University of Florida, where he also received his Bachelor of Science in Pharmacy. Additionally, Dr. Vuturo holds a B.S. in Biology from Fairfield University. Age 57.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES.

BOARD INFORMATION

General Information:

Board Meetings:	In fiscal 2007, the Board held 19 meetings, and a number of matters were considered by unanimous consent of the Board. None of our directors attended fewer than 75% of the meetings of the Board held during the director’s service or of any committee on which the director served during fiscal year 2007. The Board currently does not have a policy regarding director attendance at our annual meeting of shareholders, although all directors are encouraged to attend. All of the directors attended last year’s annual meeting of shareholders in person.

Independent Directors:	The Board has affirmatively determined that four of the current six members of the Board are “independent” as such term is defined under NASDAQ Marketplace Rule 4200(a)(15) and the related rules of the Securities and Exchange Commission (the “SEC”), with Dr. Garrett, Mr. Goldman, Ms. Green and Dr. Vuturo being determined to be independent. ZILA’s independent directors conduct executive sessions at regularly scheduled meetings as required by NASDAQ Marketplace Rule 4350(c)(2).

Shareholder Communications with the Board:	ZILA’s Nominations and Corporate Governance Committee has established policies and procedures for shareholders to communicate with the members of the Board. Shareholders wishing to communicate with the Board should address their communications to: c/o Vice President, General Counsel and Secretary, Zila, Inc., 5227 N. 7th Street, Phoenix, AZ 85014-2800. The Vice President, General Counsel and Secretary will forward all such relevant communication to the Nominations and Corporate Governance Committee for disposition.

Board Committees:

Audit Committee:	The Audit Committee is comprised of Dr. Vuturo (Chair), Mr. Goldman and Ms. Green, each of whom has been determined to be “financially literate” with accounting or related financial management expertise. The Board has determined that Dr. Vuturo is an “audit committee financial expert,” as defined by the rules and regulations of the SEC, and qualifies as a financially sophisticated audit committee member as required under Rule 4350(d)(2)(A) of the NASDAQ Marketplace Rules. Each of the members is “independent,” as defined in NASDAQ Marketplace Rule 4200(a)(15).

Under its charter, the Audit Committee appoints ZILA’s independent registered public accounting firm. It also reviews audit reports and plans, accounting policies, financial statements, internal controls, audit fees and certain other expenses. The Audit Committee held 5 meetings in fiscal year 2007. For more information about the Audit Committee and its operations, see the Audit Committee charter located on our website at www.zila.com, under the Investor Relations and Corporate Governance section.

Compensation Committee:	The three members of the Compensation Committee are Mr. Parrish (Chair), Dr. Garrett and Ms. Green. ZILA’s Board has determined that Mr. Garrett and Ms. Green are “independent” under NASDAQ

Marketplace Rules. Mr. Parrish is the Chief Executive Officer of The Female Health Company, a company on which David Bethune, our Executive Chairman, served on the compensation committee of the board of directors in the past three years. Therefore, Mr. Parrish is not “independent” under NASDAQ Marketplace Rules. However Mr. Parrish remains a member of the Compensation Committee because, in accordance with NASDAQ Marketplace Rule 4350(c)(3)(c), the Board has determined that Mr. Parrish’s service on the Compensation Committee is required by the best interests of ZILA and its shareholders. Each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”).

The Compensation Committee held 5 meetings in fiscal year 2007. For more information about the Compensation Committee and its operations, see the Compensation Committee Charter located on our website at www.zila.com, under the Investor Relations and Corporate Governance section. Please also see the “Compensation Committee” discussion in the “Compensation Discussion and Analysis” located elsewhere in this Proxy Statement.

Nominations and Corporate Governance Committee:	The three members of the Nominations and Corporate Governance Committee are Dr. Garrett (Chair), Dr. Vuturo and Mr. Parrish.

The Nominations and Corporate Governance Committee identifies, interviews and recommends candidates for election or appointment to ZILA’s Board and is responsible for developing and, when appropriate, updating corporate governance principles applicable to ZILA. The Nominations and Corporate Governance Committee also is responsible for developing policies and procedures regarding all shareholder communications. The Nominations and Corporate Governance Committee held 3 meetings in fiscal year 2007. For more information about the Nominations and Corporate Governance Committee and its operations, see the Nominations and Corporate Governance Committee Charter located on our website at www.zila.com, under the Investor Relations and Corporate Governance section.

DIRECTOR NOMINATION PROCESS

Director Qualifications:	It is the policy of the Nominations and Corporate Governance Committee that persons nominated to serve as director should possess the following qualifications:

• Integrity. Candidates should be persons of personal integrity and high ethical character.

• Absence of Conflicts of Interest.  Candidates should not have any interests that would materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed by a director to ZILA and its shareholders.

• Fair Representation. Candidates must be able to represent fairly and equally all shareholders of ZILA without favoring any particular shareholder group or other constituency of ZILA.

• Time Commitment. Candidates must be prepared to devote adequate time to the Board and its committees. Board members are expected to attend substantially all Board and committee meetings.

• Additional Qualifications.  In selecting nominees for director, the Committee will assure that: (i) at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee; and (ii) at least one of the directors qualifies as an audit committee financial expert under the rules of the Commission.

Identifying Director Candidates:	The Nominations and Corporate Governance Committee has adopted the following procedures for identifying and evaluating director candidates:

• Incumbent Directors.  The process shall reflect the practice of re-nominating at least one-half of the incumbent directors if they continue to satisfy the Nominations and Corporate Governance Committee’s criteria for membership and continue to make important contributions to the Board and who consent to continue their service on the Board. Consistent with this policy, when considering candidates for election at the annual meeting of shareholders, the Nominations and Corporate Governance Committee will first determine the incumbent directors who wish to continue their service on the Board. The Nominations and Corporate Governance Committee will also consider whether the incumbent director continues to satisfy the minimum qualifications for director candidates and review the performance of the director during the preceding term.

• Consideration of New Candidates.  The Nominations and Corporate Governance Committee will identify and evaluate new candidates for election to the Board annually and will strive to improve and optimize the Board while infusing new experience and perspective on a periodic basis. The Nominations and Corporate Governance Committee will also evaluate new candidates where there is no qualified and available incumbent, including for the purpose of filling vacancies arising by reason of resignation, retirement, removal, death or disability or a decision of the Board to expand the size of the Board.

• Process for Identifying New Candidates.  The Nominations and Corporate Governance Committee will solicit recommendations for nominees from persons the Nominations and Corporate Governance Committee believes are likely to be familiar with (i) the needs of ZILA and (ii) qualified candidates. These persons may include members of the Board and management of ZILA. The Nominations and Corporate Governance Committee may also engage a professional search firm to assist in identifying qualified candidates, provided that the Nominations and Corporate Governance Committee shall coordinate with management in setting the firm’s fees and scope of engagement.

• Evaluation Process. For each recommended candidate that the Nominations and Corporate Governance Committee believes merits consideration, the Nominations and Corporate Governance Committee will:

• ensure the collection of information concerning the background and qualifications of the candidate, including information that will be required to be disclosed in ZILA’s proxy statement;

• determine if the candidate satisfies the minimum qualifications required by the Nominations and Corporate Governance Committee for election as director;

• determine if the candidate possesses any of the specific skills or qualities that should be possessed by one or more members of the Board; and

• consider the contribution that the candidate can be expected to make to the overall functioning of the Board.

• Interviews. In its discretion, the Nominations and Corporate Governance Committee may designate one or more Board members to interview any proposed candidate.

• Management Input.  The Nominations and Corporate Governance Committee believes it is appropriate to solicit the views about the candidate’s qualifications and suitability from ZILA’s chief executive officer and other senior members of management.

• Selection.  The Nominations and Corporate Governance Committee will make its selections based on all available information and relevant considerations. The Nominations and Corporate Governance Committee’s selection will be based on who, in the view of the Nominations and Corporate Governance Committee, will be best suited for membership on the Board.

• Shareholder-Nominated Candidates.  In making its selection, the Nominations and Corporate Governance Committee will evaluate candidates proposed by shareholders under criteria similar to other candidates, except that the Nominations and Corporate Governance Committee may consider, as one of the factors in their evaluation, the size, duration and any special interest of the recommending shareholder or shareholder group in the stock of ZILA. The Nominations and Corporate Governance Committee may also consider the extent to which the recommending shareholder intends to continue to hold its interest in ZILA, including whether the recommending shareholder intends to continue holding its interest at least through the time of the meeting at which the candidate is to be elected.

Shareholder Nominees:	The Nominations and Corporate Governance Committee has adopted the following procedures for submitting nominating recommendations:

• Manner and Address for Submission.   All shareholder nominating recommendations must be in writing, addressed to ZILA’s Vice President, General Counsel and Secretary at ZILA’s principal headquarters. Submission must be made by mail or personal delivery. Email submissions will not be considered.

• Information Concerning the Recommending Shareholder. A nominating recommendation must be accompanied by the following information concerning each recommending shareholder:

• name and address, including telephone number;

• the number of shares of ZILA’s common stock owned by the recommending shareholder and the time period for which such shares have been held;

  • if the recommending shareholder is not a shareholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held (alternatively, the shareholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the Commission reflecting the holdings of the shareholder, together with a statement of the length of time the shares have been held); and

  • a statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of ZILA’s next annual meeting of shareholders at which the candidate would be elected.

• Information Concerning the Proposed Nominee. A nominating recommendation must be accompanied by the following information about the proposed nominee:

  • the information required by Item 401 of the Commission’s Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understandings regarding the nomination and the five year business experience of the proposed nominee, as well as information about the types of legal proceedings within the past five years involving the nominee);

• the information required by Item 403 of the Commission’s Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of ZILA); and

  • the information required by Item 404 of the Commission’s Regulation S-K (generally providing for disclosure of transactions in which ZILA was or is to be a participant involving more than $120,000 and in which the nominee had or will have any direct or indirect material interest and certain other types of business relationships with ZILA).

• Relationships Between the Proposed Nominee and the Recommending Shareholder.  The nominating recommendation must describe all relationships between the proposed nominee and the recommending shareholder and any arrangements or understandings between the recommending shareholder and the nominee regarding the nomination.

• Other Relationships of the Proposed Nominee. The nominating recommendation shall describe all relationships between the proposed nominee and any of ZILA’s competitors, customers,

suppliers, labor unions or other persons with special interests regarding ZILA.

• Qualifications of the Proposed Nominee.  The recommending shareholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Nominations and Corporate Governance Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and the governance of ZILA.

• Ability to Represent All Shareholders.  The recommending shareholder must state, whether in the view of the shareholder, the nominee, if elected, would represent all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency of ZILA.

• Consent to Interview and Service.  The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Nominations and Corporate Governance Committee and other Board members (including the proposed nominee’s contact information) and, if elected, to serve as a director of ZILA.

• Timing.   A shareholder nomination must be received by ZILA, as provided above, not later than 120 calendar days prior to the first anniversary of the date of the proxy statement for the prior annual meeting.

• Shareholder Groups.  If a recommendation is submitted by a group of two or more shareholders, the information regarding the recommending shareholders must be submitted with respect to each shareholder in the group (as the term group is defined and interpreted under Commission regulations).

This information contained in this Proxy Statement about our nominations process is just a summary. A complete copy of the policies and procedures with respect to shareholder director nominations can be obtained from ZILA, free of charge, by writing to our Vice President, General Counsel and Secretary at the address listed above.

PROPOSAL TWO:

AMENDMENT TO 1997 STOCK AWARD PLAN

We are seeking approval of an amendment to the 1997 Stock Award Plan, as amended and restated as of September 30, 2004 (the “1997 Plan”). The amendment will increase the number of shares available for grant from five million (5,000,000) to eight million (8,000,000). The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

As of September 30, 2007, without taking into account the proposed increase in the number of shares available under the 1997 Plan, options (net of canceled or expired options) covering an aggregate of 4,170,000 shares of the our common stock had been granted under the 1997 Plan, 648,000 shares (net of forfeited shares) of restricted stock had been granted under the 1997 Plan and a total of 144,000 shares of our common stock remained available for future grants under the 1997 Plan, subject to increase in certain circumstances.

If shareholders approve this amendment to the 1997 Plan, Section 4(a) of the 1997 Plan will be amended as follows:

(a) Limitation on Overall Number of Shares Subject to Awards. Subject to adjustment as provided in Section 11(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 8,000,000 plus (ii) any share of Stock available under the Directors Plan as of the Effective Date of this Plan. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

Reasons for Proposed Amendment

The Board believes that we must continue to offer a competitive equity incentive program if we are to remain competitive in attracting, and successful in retaining, the most qualified candidates. We believe that the 1997 Plan is integral to our compensation strategies and programs. The Board expects that the 1997 Plan will be an important factor in attracting, motivating and retaining the high-caliber employees, essential to our future growth and success. In addition, we believe that the 1997 Plan benefits shareholders by continuing to align the interests of our employees with those of our shareholders through equity incentives. Grants are used as an alternative to cash bonuses to reward performance and allow the Board to incentivize and reward management while directing cash resources to operational goals and objectives. Failure to approve the amendment to the 1997 Plan will mean that we will be unable to continue to grant stock options and other equity awards to the extent that the Board believes that they will be necessary in order to further the long-term interests of ZILA and its shareholders.

Previous Board Amendments to the 1997 Plan

The Board, pursuant to its discretion provided in the 1997 Plan, has made two amendments to the 1997 Plan over the course of the last year. On November 9, 2006, the Board eliminated previous Section 8 of the 1997 Plan which provided for automatic grants of stock options to ZILA’s non-employee directors.

In addition, on November 6, 2007, the Board amended the 1997 Plan to expressly prohibit the repricing and/or replacement of outstanding stock options and/or stock appreciation rights granted pursuant to the 1997 Plan. The Board believes that such action was in the best interests of ZILA and its shareholders. In connection with this amendment a new Section 9(b) was added to the 1997 Plan as follows (with the remaining subsections of Section 9 renumbered accordingly):

(b) Award Repricing Prohibited. Except in connection with a Corporate Transaction (for purposes of this Section 9(b), including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to (i) reduce the exercise price of such Awards or

(ii) cancel such Awards in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Awards without shareholder approval.

Attached at Appendix A hereto is the full text of the 1997 Plan, as amended (i) by the Board (as described directly above) and (ii) by the proposed amendment to be approved by shareholders at this Annual Meeting. The essential features of the 1997 Plan are summarized below. This summary is qualified in its entirety by reference to the complete text of the 1997 Plan attached as Appendix A.

Background and Purpose of the Plan

The terms of the 1997 Plan provide for grants of stock options, stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock-related awards and performance awards that may be settled in cash, stock or other property.

We adopted the 1997 Plan to provide a means by which employees, directors and consultants of ZILA and those of our subsidiaries and other designated affiliates, which we refer to together as our affiliates, may be given an opportunity to purchase our common stock or receive awards of common stock, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to contribute to our success and the success of our affiliates. All of our employees, directors and various consultants, including persons performing services for our affiliates, are eligible to participate in the 1997 Plan.

Shares Available for Awards

Under the 1997 Plan, taking into account the proposed 3 million share increase in the share reserve, the total number of shares of our common stock that may be subject to awards under the 1997 Plan is equal to 3,144,000 shares, plus (i) the number of shares with respect to which awards previously granted under the 1997 Plan terminate without the issuance of the shares or where the shares are forfeited or repurchased; and (ii) the number of shares that are surrendered or withheld in payment of any awards or any tax withholding requirements.

Limitations on Awards

The 1997 Plan imposes individual limitations on certain awards, in part to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). However, the 1997 Plan does provide broad discretion to the Plan Administrator to grant awards thereunder. For instance, each fiscal year during any part of which the 1997 Plan is in effect, an eligible person may be granted an award under which up to 1 million shares of common stock could be received. In addition, the maximum amount that may be earned as a performance award (payable in cash) or other award (payable or settled in cash) for a performance period by any one participant can be up to $5 million. All limitations on the amount of stock to be issued under the 1997 Plan are subject to adjustment in certain circumstances.

Adjustments

In the event that a dividend or other distribution (whether in cash, shares of our common stock or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects our common stock so that an adjustment is determined to be appropriate by the administrator of the 1997 Plan, which is currently our Board of Directors, then the administrator is authorized to adjust (i) the shares available under the 1997 Plan, (ii) the limitations described in the preceding paragraph, and (iii) all outstanding awards, including adjustments to the number of shares and the exercise prices of options and other affected terms of awards. The administrator is authorized to adjust performance conditions and other terms of awards in response to unusual or nonrecurring events, or in response to changes in applicable laws, regulations or accounting principles.

Eligibility

The persons eligible to receive awards under the 1997 Plan consist of our officers, directors, employees and independent contractors and employees of our affiliates. However, incentive stock options may be granted under the 1997 Plan only to our employees, including officers, and those of our affiliates. An employee on leave of absence may be considered as still in our employ or in the employ of an affiliate for purposes of eligibility under the 1997 Plan.

Administration

Our Board administers the 1997 Plan unless it delegates administration to a committee of our Board. At this time, our Board has not delegated the authority to administer the 1997 Plan to the Compensation Committee of our Board. Together, our Board and any committee(s) delegated to administer the 1997 Plan are referred to as the “Plan Administrator.” Subject to the terms of the 1997 Plan, the Plan Administrator is authorized to select eligible persons to receive awards, determine the type and number of awards to be granted and the number of shares of our common stock to which awards will relate, specify times at which awards will be exercisable or may be settled (including performance conditions that may be required as a condition thereof), set other terms and conditions of awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 1997 Plan, and make all other determinations that may be necessary or advisable for the administration of the 1997 Plan.

Stock Options and Stock Appreciation Rights

The Plan Administrator is authorized to grant stock options, including both incentive stock options, which we refer to as ISOs, and non-qualified stock options. In addition, the Plan Administrator is authorized to grant stock appreciation rights, which entitle the participant to receive upon exercise the appreciation in the fair market value of our common stock between the grant date and the exercise date of the stock appreciation right. The Plan Administrator determines the exercise price per share subject to an option and the grant price of a stock appreciation right. However, the per share exercise price of an ISO and the per share grant price of a stock appreciation right must not be less than the fair market value of a share of our common stock on the grant date. The Plan Administrator generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be exercisable and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no ISO may have a term exceeding 10 years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the Plan Administrator, which may include cash, shares, other awards or other property having a fair market value equal to the exercise price. The Plan Administrator determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted Stock and Stock Units

The Plan Administrator is authorized to grant restricted stock and stock units. A restricted stock grant is a grant of shares of our common stock, which is subject to restrictions on transferability, risk of forfeiture and other restrictions and which may be forfeited in the event of certain terminations of employment or service prior to the end of a restricted period specified by the Plan Administrator. A participant granted restricted stock generally has all of the rights of one of our shareholders, unless otherwise determined by the Plan Administrator. An award of a stock unit confers upon a participant the right to receive shares of our common stock, or cash or a combination of both at the end of a specified period, and may be subject to possible forfeiture of the award in the event of certain terminations of employment or service prior to the end of a specified period. Prior to settlement, an award of a stock unit carries no voting or dividend rights or other rights associated with share ownership, although dividend equivalents may be granted, as discussed below.

Dividend Equivalents

The Plan Administrator is authorized to grant dividend equivalents conferring on participants the right to receive, currently or on a deferred basis, cash, shares of our common stock, other awards or other property equal in value to dividends paid on a specific number of shares of our common stock or other periodic payments. Dividend equivalents may be granted alone or in connection with another award, may be paid currently or be deemed to have been reinvested in additional shares of our common stock, awards or otherwise as specified by the Plan Administrator.

Bonus Stock and Awards in Lieu of Cash Obligations

The Plan Administrator is authorized to grant shares of our common stock as a bonus, free of restrictions for services performed for us, or to grant shares of our common stock or other awards in lieu of our obligations to pay cash under the 1997 Plan or other plans or compensatory arrangements, subject to such terms as the Plan Administrator may specify.

Other Stock-Based Awards

The Plan Administrator is authorized to grant awards under the 1997 Plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our common stock. Such awards might include, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of our common stock, purchase rights for shares of our common stock, awards with value and payment contingent upon our performance or any other factors designated by the Plan Administrator, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The Plan Administrator determines the terms and conditions of such awards.

Performance Awards

The right of a participant to exercise or receive a grant or settlement of an award, and the timing thereof, may be subject to such performance conditions, including subjective individual goals, as may be specified by the Plan Administrator. In addition, the 1997 Plan authorizes specific performance awards, which represent a conditional right to receive cash, shares of our common stock or other awards upon achievement of certain pre-established performance goals and subjective individual goals during a specified fiscal year. Performance awards granted to persons whom the Plan Administrator expects will, for the year in which a deduction arises, be “covered employees” (as defined below) will, if and to the extent intended by the Plan Administrator, be subject to provisions that should qualify such awards as “performance-based” compensation not subject to the limitation on tax deductibility by us under Code Section 162(m). For purposes of Section 162(m), the term “covered employee” means our principal executive officer and our three highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC. If and to the extent required under Section 162(m), any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by the Compensation Committee, and not by our Board.

Subject to the requirements of the 1997 Plan, the Plan Administrator will determine performance award terms, including the required levels of performance with respect to specified business criteria, the corresponding amounts payable upon achievement of such levels of performance, termination and forfeiture provisions and the form of settlement. One or more of the following business criteria, based on our consolidated financial statements or those of our affiliates, or for our business units or those of our affiliates (except with respect to the total shareholder return and earnings per share criteria), will be used by the Plan Administrator in establishing performance goals for such performance awards (including for awards designed to comply with the performance-based compensation exception to Section 162(m)): (i) total shareholder return, (ii) total shareholder return compared to total return (on a comparable basis) of a publicly available index, such as the Standard & Poor’s 500 Stock Index; (iii) net income; (iv) pretax earnings; (v) earnings before interest expense, taxes, depreciation and amortization; (vi) pretax operating earnings after interest expense but before bonuses, service fees and extraordinary or special items; (vii) operating margin; (viii) earnings per share; (ix) return on equity; (x) return on capital; (xi) return on investment; (xii) operating earnings; (xiii) working capital or inventory; and (xiv) ratio of debt to shareholders’ equity. In granting performance awards, the Plan Administrator may establish unfunded award “pools,” the amounts of which will be based upon the achievement of a performance goal or goals based on one or more of certain business criteria described in the 1997 Plan. During the first 90 days of a performance period, the Plan Administrator will determine who will potentially receive performance awards for that performance period, either out of the pool or otherwise.

After the end of each performance period, the Plan Administrator (which will be the Compensation Committee for awards intended to qualify as performance-based for purposes of Section 162(m)) will determine (a) the amount of any pools and the maximum amount of potential performance awards payable to each participant in the pools and (b) the amount of any other potential performance awards payable to participants in the 1997 Plan. The Plan Administrator may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Other Terms of Awards

Awards may be settled in the form of cash, shares of our common stock, other awards or other property in the discretion of the Plan Administrator. Awards under the 1997 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The Plan Administrator may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the Plan Administrator may establish, including payment or crediting of interest or dividend equivalents on deferred amounts, and the crediting of earnings, gains and losses based on deemed investment of deferred amounts in specified investment vehicles. The Plan Administrator is authorized to place cash, shares of our common stock or other property in trusts or make other arrangements to provide for payment of our obligations under the 1997 Plan. The Plan Administrator may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the 1997 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Plan Administrator may, in its discretion, permit transfers of nonqualified stock options for estate planning or other purposes subject to any applicable restrictions under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Plan Administrator may grant awards in exchange for other awards under the 1997 Plan or under other of our compensation plans, or other rights to payment from us, and may grant awards in addition to or in tandem with such other awards, rights or other awards. In addition, the Plan Administrator may cancel awards granted under the 1997 Plan in exchange for a payment of cash or other property. The terms of any exchange of or purchase of an award will be determined by the Plan Administrator in its sole discretion.

Acceleration of Vesting; Change in Control

The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions or expiration of deferral or amend the terms of any award. In addition, the Plan Administrator may provide in an award agreement that the performance goals relating to any performance-based award will be deemed to have been met upon the occurrence of any “change in control.” If the participant is terminated by us or our successor without “cause” (as defined in the 1997 Plan) or terminates for “good reason” (as defined in the 1997 Plan) within 12 months after a “change in control” (as defined in the 1997 Plan), then the award will become fully vested and, if applicable, exercisable.

In the event of a “corporate transaction” (as defined in the 1997 Plan), the acquiror must assume, continue or substitute for each outstanding stock option. In addition, the Plan Administrator may, in its discretion, provide that, in the event of a “corporate transaction” (as defined in the 1997 Plan), all repurchase or forfeiture rights will lapse.

Amendment and Termination

Our Board may amend, alter, suspend, discontinue or terminate the 1997 Plan or the Plan Administrator’s authority to grant awards without further shareholder approval, except shareholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Shareholder approval will not be deemed to be required under laws or regulations, such as those relating to ISOs, that condition favorable treatment of participants on such approval, although our Board may, in its discretion, seek shareholder approval in any circumstance in which it deems such approval advisable. Unless earlier terminated by our Board, the 1997 Plan will terminate on the ten year anniversary of the approval of an increase in the number of shares reserved under the 1997 Plan by our Board (contingent upon such increase being approved by our shareholders). If Proposal 2 is not approved by our shareholders, unless earlier terminated by our Board, the 1997 Plan will terminate upon the earlier of (i) December 16, 2014 (ten years from the adoption of the 1997 Plan), or (ii) such time as no shares of our common stock remain available for issuance under the 1997 Plan and we have no further rights or obligations with respect to outstanding awards under the 1997 Plan. Amendments to the 1997 Plan or any award require the consent of the affected participant if the amendment has a material adverse effect on the participant.

Federal Income Tax Consequences of Awards

The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any recipient may depend on his particular situation, each recipient should consult the recipient’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 1997 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Nonqualified Stock Options

Generally, there is no taxation upon the grant of a nonqualified stock option. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is our employee or an employee of an affiliate, that income will be subject to withholding tax. The optionee’s tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee’s capital gain holding period for those shares will begin on that date.

Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

The 1997 Plan provides for the grant of stock options that qualify as “incentive stock options,” which we refer to as ISOs, as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. In addition, if the optionee holds a share received on exercise of an ISO for at least two years from the date the option was granted and at least one year from the date the option was exercised, which we refer to as the “Required Holding Period,” the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder’s tax basis in that share will be long-term capital gain or loss.

If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the Required Holding Period, which we refer to as a “Disqualifying Disposition,” the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee’s alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee’s alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

We are not allowed an income tax deduction with respect to the grant or exercise of an incentive stock option or the disposition of a share acquired on exercise of an incentive stock option after the Required Holding Period. However, if there is a Disqualifying Disposition of a share, we are allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, provided that amount constitutes an ordinary and necessary business expense for us and is reasonable in amount, and either the employee includes that amount in income or we timely satisfy our reporting requirements with respect to that amount.

Stock Awards

Generally, the recipient of a stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired as stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

We may grant stock appreciation rights separate from any other award, which we refer to as stand-alone stock appreciation rights, or in tandem with options, which we refer to as tandem stock appreciation rights, under the 1997 Plan.

With respect to stand-alone stock appreciation rights, if the recipient receives the appreciation inherent in the stock appreciation rights in cash, the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received. If the recipient receives the appreciation inherent in the stock appreciation rights in shares of stock, the recipient will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the recipient for the stock.

With respect to tandem stock appreciation rights, if the recipient elects to surrender the underlying option in exchange for cash or shares of stock equal to the appreciation inherent in the underlying option, the tax consequences to the recipient will be the same as discussed above relating to the stand-alone stock appreciation rights. If the recipient elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above).

Subject to the requirement of reasonableness, the provisions of Section 162(m), and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Dividend Equivalents

Generally, the recipient of a dividend equivalent award will recognize ordinary compensation income at the time the dividend equivalent award is received equal to the fair market value dividend equivalent award received. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the dividend equivalent.

Section 162 Limitations

Section 162(m) denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to stock awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. For purposes of Section 162(m), the term “covered employee” means our principal executive officer and our three highest compensated officers as of the end of a taxable year as disclosed in our filings with the SEC. Certain kinds of compensation, including qualified “performance-based” compensation, are disregarded for purposes of the Section 162(m) deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to certain stock awards will qualify as performance-based compensation if the award is granted by a committee of the Board of Directors consisting solely of “outside directors” and the stock award is granted (or exercisable) only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee while the outcome is substantially uncertain, and the material terms of the plan under which the award is granted is approved by shareholders. A stock option or stock appreciation right may be considered “performance-based” compensation as described in previous sentence or by meeting the following requirements: the incentive compensation plan contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the plan are approved by the shareholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

The regulations under Section 162(m) require that the directors who serve as members of the committee must be “outside directors.” The 1997 Plan provides that directors serving on the committee must be “outside directors” within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) our current employees or those of one of our affiliates, (ii) our former employees or those of one of our affiliates who is receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) our current and former officers or those of one of our affiliates, (iv) directors currently receiving direct or indirect remuneration from us or one of our affiliates in any capacity other than as a director, and (v) any other person who is not otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Exchange Act.

New Plan Benefits

Benefits obtained by our employees under the 1997 Plan are made on a discretionary basis by the Plan Administrator. Accordingly, it is not possible to determine the benefits that will be received by our executive officers and our other employees under the 1997 Plan in 2008. As of November 9, 2007, no shares had been issued under the 1997 Plan on the basis of the share increase subject to this proposal.

Stock Options and Restricted Stock

The table below shows, as to our Named Executive Officers (as defined under “Executive Officer Compensation” below) and the other individuals and groups indicated, the (i) grants of restricted stock and (ii) number of shares of common stock subject to option grants made under the 1997 Plan, for our 2007 fiscal year, together with the weighted average exercise price payable per share in the case of the stock options. In fiscal 2007, we have not granted any awards under the 1997 Plan other than the awards listed below.

Plan Benefits

1997 Stock Award Plan

	Restricted Stock	Number of Shares	Weighted Average
Name and Position	Grants	Underlying Options(1)	Exercise Price

Frank J. Bellizzi	75,000	—	—
Gary V. Klinefelter	50,000	100,000	$2.58
Diane E. Klein	—	50,000	$2.58
All Executive Officers as a Group(2)	275,000	500,000	$2.41
All Non-Executive Directors as a Group(3)	—	180,000	$2.53
All Non-Executive Officer Employees as a Group	—	491,026	$2.55

(1)	This table does not include certain grants of options for a total of 128,000 shares of common stock to ZILA’s medical and dental advisory boards and to consultants in fiscal 2007.

(2)	Includes grants of restricted stock and options for shares of common stock to former executive officers.

(3)	Includes grants of options for shares of common stock to former non-executive directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE ADOPTION OF THE AMENDEMENT TO
THE 1997 STOCK AWARD PLAN TO INCREASE THE
NUMBER OF AUTHORIZED SHARES TO EIGHT MILLION.

PROPOSAL THREE:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General:	ZILA is asking the shareholders to ratify the Audit Committee’s appointment of BDO Seidman, LLP as ZILA’s independent registered public accounting firm for the fiscal year ending July 31, 2008. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in ZILA’s and its shareholders’ best interests.

Annual Meeting:	BDO Seidman, LLP has been ZILA’s independent registered public accounting firm since November 12, 2004. Representatives of BDO Seidman, LLP are expected to be present at the meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions. Shareholder ratification of this selection of BDO Seidman, LLP as ZILA’s independent registered public accounting firm is not required by the ZILA’s Bylaws or otherwise. However, the Board has elected to seek such ratification as a matter of good corporate governance practice.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS ZILA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE OFFICERS

Name	Age	Position and Background

Frank J. Bellizzi	41	Dr. Bellizzi has served as ZILA’s Executive Vice President and as President of Zila Pharmaceuticals, Inc. since May 2006. From March 2004 to July 2006, Dr. Bellizzi was Managing Director of Indalo Ventures, a specialty advisory and investment firm he founded to incubate and launch emerging, high growth businesses. Before starting Indalo Ventures, Dr. Bellizzi was Director of Crest Advisors, a firm providing strategic advice to similar businesses, from January 2002 to February 2004. Dr. Bellizzi served as Chief Financial Officer and Chief Operating Officer of Ten-TV, a media software company, from May 1997 to December 2001. Dr. Bellizzi has also held positions in private equity investing and consulting firms, including Booz, Allen & Hamilton and has been an independent consultant, advising the American Hospital Association, Merck, Schering-Plough, the Czech Republic’s Ministry of Health, and the United States Department of Health & Human Services. Dr. Bellizzi holds an MBA from The Wharton School at the University of Pennsylvania, a Doctorate in Dental Medicine from The University of Pennsylvania, and a Bachelor of Science degree from Georgetown University.

Gary V. Klinefelter	59	Mr. Klinefelter has served as ZILA’s Vice President and General Counsel since December 2004. Mr. Klinefelter was appointed ZILA’s Secretary in October 2005. From 1988-2004, he was Secretary and General Counsel of AMERCO, a holding company whose principal operating subsidiaries are U-Haul International, Inc., Republic Western Insurance Company and Oxford Life Insurance Company. Mr. Klinefelter is licensed as an attorney in Arizona. On June 20, 2003, AMERCO filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. On March 15, 2004, AMERCO emerged from Chapter 11 with full payment to its creditors.

Diane E. Klein	59	Ms. Klein has served as ZILA’s Vice President - Finance and Treasurer (principal financial officer) since August 1, 2007 and Vice President and Treasurer from June 2004 through July 2007. Ms. Klein joined ZILA in August 2003 as Director of Finance. Ms. Klein was Vice President-Finance for Bay Area Foods, Inc., a privately held grocery chain, from 1998 to 2003. Prior to Bay Area Foods, Ms. Klein held progressively responsible financial/accounting positions at Southwest Supermarkets, LLC, MegaFoods Stores, Inc. and the Circle K Corporation. She was previously a senior manager in the audit practice of Arthur Andersen & Co. in Phoenix, Arizona.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis (“CD&A”) should be read in conjunction with the “Summary Compensation Table” and related tables that are presented elsewhere in this Proxy Statement.

Introduction and Summary

The purpose of this CD&A is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers and to explain the numerical and related information contained in the tables located below. For our 2007 fiscal year, our named executive officers were:

•	Frank J. Bellizzi, our Executive Vice President and the President of Zila Pharmaceuticals, Inc., our wholly-owned subsidiary;

•	Gary V. Klinefelter, our Vice President, General Counsel and Secretary; and

•	Diane E. Klein, our Vice President of Finance and Treasurer.

Douglas D. Burkett, our former Chief Executive Officer, Andrew A. Stevens, our former Vice President and Chief Financial Officer and Lawrence A. Gyenes, our former Chief Financial Officer, are also named executive officers because each served in their respective positions during our 2007 fiscal year.

The Compensation Committee

The three members of the Compensation Committee are O.B. Parrish (Chair), J. Steven Garrett and Leslie H. Green. ZILA’s Board has determined that Mr. Garrett and Ms. Green are “independent” under NASDAQ Marketplace Rules. Additional information regarding our Compensation Committee can be found under the “Board Committee” heading in the “Board Information” section of this Proxy Statement.

Role of Executives in Determining Executive Compensation

In the past, the Compensation Committee acts on behalf of the Board to establish ZILA’s general compensation policies for its executive officers. The Board determines whether the Compensation Committee will make determinations as a committee or will make recommendations to the Board. In fiscal 2007, the Compensation Committee determined the compensation of the ZILA’s executive officers and delegated compensation determinations for other employees to ZILA’s former Chief Executive Officer, Dr. Burkett. Beginning in fiscal 2008, which generally coincided with the appointment of Mr. Bethune as Executive Chairman, the Board determined it would make all executive officer compensation decisions, based upon recommendations of the Compensation Committee.

Significant Compensation Events in Fiscal 2007

Each of Douglas D. Burkett, our former Chief Executive Officer, Andrew A. Stevens, our former Vice President and Chief Financial Officer, and Lawrence A. Gyenes, our former Chief Financial Officer resigned during the 2007 fiscal year and received certain severance payments and other benefits in connection with each of their respective resignations. Please see the “All Other Compensation” column in the Summary Compensation Table for the severance payments made to these officers.

In addition, in December 2006, the Company agreed in principle to changes in the compensation packages and related letter agreements with each of Frank J. Bellizzi, Gary V. Klinefelter, Diane E. Klein and Douglas D. Burkett, and entered into amended letter agreements with Mr. Klinefelter and Ms. Klein. Please see the “Employment Agreement” discussion below the Summary Compensation Table for additional information on these arrangements and agreements.

Significant Compensation Events in Fiscal 2008

Subsequent to the end of our 2007 fiscal year, in connection with the restructuring of our management team, David R. Bethune, a member of our Board since 2005 and Chairman of our Board since May 21, 2007, accepted an offer letter to become the Executive Chairman of the Board. Please see the discussion following the “Director Compensation” section below for information on Mr. Bethune’s compensation received in fiscal 2007 as a director and received in fiscal 2008 in his role as Executive Chairman.

In September 2007, as part of its annual equity grant process, the Board issued options to purchase shares our common stock to our named executive officers as follows: (i) Mr. Bellizzi received 120,000 options to purchase common stock, (ii) Mr. Klinefelter received 40,000 options to purchase common stock, and (iii) Ms. Klein received 40,000 options to purchase common stock. The Board also granted stock options to other executives and a significant number of key employees. The Board was unable to fully implement its long-term equity incentive plans for fiscal 2008 related to these named executive officers and other executives because of the lack of available authorized shares. In the event that Proposal 2 is approved by ZILA’s shareholders, and ZILA’s authorized shares are increased, the Board plans to issue additional options to its named executive officers.

Compensation Philosophy and Objectives

ZILA has developed a compensation program for executives and employees designed to meet the following goals:

•	align compensation with the business objectives and performance of ZILA, thereby promoting shareholder value;

•	reward performance and further the long-term interests of its shareholders;

•	attract, motivate and retain executives and employees with competitive compensation for ZILA’s industry, its stage of growth and the labor markets in which it operates;

•	build and encourage ownership of ZILA’s shares; and

•	balance short-term and long-term strategic goals.

To meet these objectives, the Compensation Committee did utilize competitive compensation data to implement the programs discussed below.

Compensation Peer Group

In setting compensation for fiscal 2007, the Compensation Committee reviewed companies similar to ZILA in terms of industry (pharmaceutical, biotech/clinical trial phase III companies, and dental companies), revenue and market capitalization. While this market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors considered by the Compensation Committee, including individual performance and responsibilities, the executive’s ability to meet current and future challenges and objectives, ZILA’s expectation of the executive’s contribution to its future success, and ZILA’s cash position.

ZILA engaged Pearl Meyer & Partners at the end of the 2006 fiscal year to review the competitiveness of cash compensation and equity ownership levels for selected executive and senior management positions, which included Messrs. Bellizzi, Klinefelter and Ms. Klein. ZILA’s total cash compensation for its named executive officers ranged below the 25th percentile for its identified peer group, with Mr. Bellizzi’s total cash compensation falling between the 25th and 50th percentiles. The equity ownership of the named executive officers (as a percentage of total shares outstanding) averaged between the 25th and 50th percentiles when compared to its ZILA’s identified peer group. ZILA’s peer group, as determined by Pearl Meyer, consisted of the following companies:

Pharmaceutical Companies	Biotech or Phase III Companies	Dental Companies

Bentley Pharmaceuticals, Inc.	Accentia Biopharmaceuticals, Inc.	AFP Imaging Corporation
Bradley Pharmaceuticals, Inc.	ArQule, Inc.	Align Technology, Inc.
Collagenex Pharmaceuticals, Inc.	Barrier Therapeutics, Inc.	BioLase Technology, Inc.
Lannett Co., Inc.	Cell Genesys, Inc.	Lifecore Biomedical, Inc.
SciClone Pharmaceuticals, Inc.	GenVec	National Dentex Corporation
	ImmunoGen, Inc.	Pro-Dex, Inc.
	Micromet, Inc.	Schick Technologies, Inc.
	Rigel Pharmaceuticals, Inc.	Young Innovations, Inc.
Valera Pharmaceuticals, Inc.
XOMA, Ltd.

Compensation Programs Design and Discussion

ZILA’s executive compensation program is composed of cash-based compensation, in the form of base salaries and discretionary bonuses, and equity-based compensation that currently takes the form of stock option and restricted stock grants. In addition, our named executive officers have the opportunity to participate in our company-wide 401(k) plan and our company-wide Employee Stock Purchase Plan (the “ESPP”).

The table below lists each material element of our executive compensation program, the compensation objective or objectives that each element is designed to achieve and the characteristics of each compensation element.

Element	Purpose	Characteristics

Base Salary	To attract and retain qualified executives; fixed rate of pay for an individual’s skills, experience and performance	Not at risk; normally eligible for annual merit increases and adjustment for changes in job scope
Incentive Bonuses	To attract and retain qualified executives; to motivate and reward achievement of annual ZILA goals	At risk; performance-based cash award; amount earned will vary based on actual results achieved relative to target results
Equity Based Compensation	To align interests of executives with shareholders; to reward stock price appreciation over time	Majority is performance-based; amount realized will depend upon stock price performance.
Other Compensation	To attract and retain qualified executives	Not at risk; costs generally fixed
Change in Control (COC)	To attract and retain qualified executives; to provide continuity of leadership team leading up to and after a change in control	Contingent compensation; provides for continued employment upon a COC and severance benefits if an executive’s employment is terminated following a COC

During fiscal 2007 and the beginning of fiscal 2008, the Board determined that given ZILA’s current cash position and operational goals and objectives for its business, the Board would maintain base salaries for its management at their current amounts and would not distribute cash bonuses to management for fiscal 2007. The Board has instead focused on long-term equity awards to incentivize its management, as evidenced by grants provided to management in September 2007. The Board believes that this approach further aligns management’s interests with ZILA’s shareholders and is also consistent with ZILA’s current goals and objective.

Base Salary

Base salary, which is designed to attract and retain qualified executives, provides a fixed amount of cash to our named executive officers. Base salaries for named executive officers are generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history and are set forth in letter agreements that allow for discretionary adjustment to base salaries from time to time. In setting fiscal 2007 base salaries, the Compensation Committee considered executive compensation for the peer companies listed above, as these companies are most likely to compete with us for the services of our executives. As compared to our compensation peer group, we target our named executive salaries to be in the 25th — 50th percentile, although according to the Pearl Meyer study (as discussed above) we were generally below that range for all our named executive officers in fiscal 2007, except Mr. Bellizzi.

2007

The approved fiscal 2007 salaries, as compared to fiscal 2006 salaries, include the following for our continuing named executive officers:

•	Frank J. Bellizzi, Executive Vice President and President of Zila Pharmaceuticals, Inc. — $334,600 ($56,846 in 2006(1));

•	Gary V. Klinefelter, Vice President, General Counsel and Secretary — $236,062 ($216,062 in 2006); and

•	Diane E. Klein, Vice President of Finance and Treasurer(2) — $159,939 ($143,725 in 2006).

(1)	Mr. Bellizzi was appointed as President of Zila Pharmaceuticals, Inc. and Executive Vice President of ZILA on May 23, 2006. Fiscal 2006 compensation includes only that portion actually paid in fiscal 2006. In fiscal 2006, Zila paid consulting fees of $377,188 to Mr. Bellizzi’s consulting practice, Indalo Ventures.

(2)	Effective August 1, 2007, Ms. Klein, the former Vice President and Treasurer, was promoted to Vice President of Finance and Treasurer and has assumed the duties of the principal financial officer of the Company.

Douglas D. Burkett, our former Chief Executive Officer, was paid a base salary of $347,524 in fiscal 2007, as compared to $356,688 in fiscal 2006. Andrew A. Stevens, our former Vice President and Chief Financial Officer, was paid a base salary of $101,662 in fiscal 2007, as compared to $215,965 in fiscal 2006. Lawrence A. Gyenes, our former Chief Financial Officer, was not employed by ZILA during fiscal 2006 and was paid $113,308 in base salary in fiscal 2007.

Incentive Bonuses

As part of ZILA’s compensation program, employees may be eligible to participate in its Employee Incentive Bonus Plan (the “Bonus Plan”). The parameters of the Bonus Plan are set, in part, based on publicly available information from comparable companies in our industry, as these companies are most likely to compete with us for the services of our executives. The Compensation Committee has historically viewed cash incentive compensation as a means of closely tying a portion of the total potential annual cash compensation for executives to the financial performance of ZILA.

As described below, the letter agreements with each of Mr. Bellizzi, Mr. Klinefelter and, formerly, Mr. Gyenes, provide each with a maximum incentive bonus of 50% of base salary. The letter agreements for Ms. Klein, Mr. Stevens and Mr. Burkett did not specify an incentive bonus, but did provide that each is or was eligible to participate in the Bonus Plan.

2007

In fiscal 2007, ZILA’s executive officers were eligible for cash bonuses for their performance to the extent that ZILA met certain EBITDA (earnings before interest, taxes, depreciation and amortization) and revenue growth targets at the corporate or business unit level compared with the operating plan for that year. In addition, performances were to be measured against the achievement of certain specified corporate, division and personal performance goals.

As discussed above, the Board determined to that it would not award any cash bonus awards for fiscal 2007 in connection with ZILA’s efforts to direct its cash resources toward activities in support of its operational goals and objectives. However, on July 24, 2007, the Board approved a one-time $20,000 cash bonus for Ms. Klein as a reward for her for serving as the ZILA’s Chief Financial Officer between December 22, 2006 and March 12, 2007.

Equity-Based Compensation

The purpose of the equity-based compensation component is to instill the economic incentives of ownership in our named executive officers and to create long-term incentives for management to increase shareholder value. ZILA frequently uses vesting periods in its awards to encourage executives to remain with it and to focus on longer-term results.

Equity-based compensation is awarded pursuant to our 1997 Stock Award Plan, as amended and restated, (the “1997 Plan”), which is described in greater detail in Proposal Two of this Proxy Statement. Although the 1997 Plan allows the Compensation Committee to make a variety of awards, typically the Compensation Committee will award stock options and shares of restricted stock under the 1997 Plan.

The Compensation Committee recommends, on a discretionary basis, whether to grant stock options or restricted stock, as well as the amount of shares of common stock subject to, and the terms of, the grants. The Compensation Committee does not adhere to a policy in recommending the mix between stock options and restricted stock, but prefers a flexible approach to permit awards to be tailored to the needs and motivations of each recipient. In making these discretionary recommendations, the Compensation Committee takes into account eligibility and participation in the Bonus Plan and the executive’s responsibilities and position. In addition, based on publicly available information, the Compensation Committee considers option grants by comparable companies in our industry, as these companies are most likely to compete with ZILA for the services of our executives. The Compensation Committee also seeks the recommendation of senior management with respect to awards granted to all employees.

Stock Options

Stock options align executives’ interests with those of shareholders, as options only have realizable value if the share price of ZILA stock increases relative to the grant, or exercise, price. The exercise price of options granted under the 1997 Plan is never less than the fair market value of ZILA’s common stock on the grant date.

Traditionally, in connection with the first Board meeting of the fiscal year in September the Board makes grants of option awards to ZILA’s employees, including its named executive officers. The grant date and exercise price of such option awards are set as of the date of such Board meeting. Quarterly grants are made if special circumstances demand and generally coincide with the date of a regularly planned meeting, with grant dates and exercise price set as of the date of such meeting.

2007

In fiscal 2007, we granted to our named executive officers options to purchase shares of ZILA common stock, as compared to the number of options in fiscal 2006, as follows:

•	Frank J. Bellizzi, Executive Vice President and President of Zila Pharmaceuticals, Inc. — no options to purchase shares of common stock in 2007 (500,000 in 2006(1));

•	Gary V. Klinefelter, Vice President, General Counsel and Secretary — options to purchase 100,000 shares of common stock in 2007 (100,000 in 2006); and

•	Diane E. Klein, Vice President of Finance and Treasurer — options to purchase 50,000 shares of common stock in 2007 (24,000 in 2006).

(1)	Mr. Bellizzi was appointed as President of Zila Pharmaceuticals, Inc. and Executive Vice President of ZILA on May 23, 2006.

Douglas D. Burkett, our former Chief Executive Officer, was granted options to purchase 150,000 shares of common stock in fiscal 2007, as compared to 100,000 options in fiscal 2006. Andrew A. Stevens, our former Vice President and Chief Financial Officer, was granted no options to purchase shares of common stock in fiscal 2007, as compared to 50,000 options in fiscal 2006. Lawrence A. Gyenes, our former Chief Financial Officer, was not employed by ZILA during fiscal 2006 and was granted options to purchase 200,000 shares of common stock in fiscal 2007. All of the 2007 and 2006 option grants were forfeited by such executive officer in connection with their departures.

Restricted Stock

Restricted stock is granted to executives to facilitate retention and, for newly hired executives, recruitment. The restrictions on the restricted stock awards granted to executives typically lapse periodically over the course of three years. The restrictions generally provide that, unless the Compensation Committee in its discretion determines otherwise, during the term of the restrictions the shares may not be sold or otherwise transferred, and the shares will be immediately forfeited in the event of the executive’s termination of employment for any reason other than death, disability or retirement. The grant price of restricted stock granted under the 1997 Plan is never less than the fair market value of ZILA’s common stock on the grant date.

2007

In fiscal 2007, we granted to our named executive officers shares of restricted stock, as compared to the number of shares of restricted stock in fiscal 2006, as follows:

•	Frank J. Bellizzi, Executive Vice President and President of Zila Pharmaceuticals, Inc. — 75,000 shares of restricted common stock (none in 2006(1));

•	Gary V. Klinefelter, Vice President, General Counsel and Secretary — 50,000 shares of restricted common stock (none in 2006); and

•	Diane E. Klein, Vice President of Finance and Treasurer — no shares of restricted common stock in fiscal 2007 (none in 2006).

(1)	Mr. Bellizzi was appointed as President of Zila Pharmaceuticals, Inc. and Executive Vice President of ZILA on May 23, 2006.

Douglas D. Burkett, our former Chief Executive Officer, was granted 100,000 shares of restricted common stock in fiscal 2007, as compared to none in fiscal 2006. Andrew A. Stevens, our former Vice President and Chief Financial Officer, was granted no shares of restricted common stock in fiscal 2007 and fiscal 2006. Lawrence A. Gyenes, our former Chief Financial Officer, was not employed by ZILA during fiscal 2006 and was granted 50,000 shares of restricted common stock in fiscal 2007.

Other Compensation

Our named executive officers also either participate or are eligible to participate in our other benefit plans and programs on the same terms as other employees, including a 401(k) plan, the ESPP, medical and dental insurance, term life insurance, short-term disability insurance, long-term disability insurance and paid time-off plan.

Severance and Change in Control Payments

We also provide certain of our named executive officers with severance and change in control benefits. We believe these arrangements are a fair reward for hard work and value creation, assist us in retaining our named executive officers, and provide incentives to our named executive officers to remain with us during periods of uncertainty at the end of which such executives may not be retained. Generally, the Compensation Committee does not provide benefits if employment is terminated for cause, death or disability or if employment is voluntarily terminated by the named executive officer.

In general, severance payments, other than those made in connection with a change in control, are only payable upon termination of a named executive officer without cause because the Compensation Committee does not believe named executive officers should be rewarded for failing to perform their respective jobs.

With respect to payments upon changes of control, the Compensation Committee requires a “double trigger” prior to any payment in that both a change in control and a termination of employment must occur. The letter agreements for Mr. Klinefelter and Ms. Klein establish a presumption that a termination was because of a change in control if the termination occurs within 18 months following the change in control. Mr. Bellizzi’s agreement does not establish any such presumption. Similar to severance payments made for termination without cause, payments made following a termination upon a change in control are only payable if the named executive officer provides a release of claims to ZILA and the named executive officer does not violate any other contractual obligations to ZILA or solicit additional employees to leave ZILA following the departure.

Please see the “Employment Agreement” discussion below the Summary Compensation Table for additional information on these arrangements and agreements.

Other Compensation Policies and Considerations

Tax Code Considerations

Section 162(m) of the Internal Revenue Code disallows a corporate income tax deduction for executive compensation paid to its chief executive officer or any of its four other highest compensated “covered employees” in excess of $1 million per year unless it is performance-based and is paid under a plan satisfying the requirements of Section 162(m). Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Compensation Committee believes that the compensation arrangements with ZILA’s executive officers will not exceed the limits on deductibility during the current fiscal year. The Compensation Committee currently intends to structure the performance-based portion of the compensation of executive officers in a manner that complies with Section 162(m).

Accounting Considerations

The Board and Compensation Committee generally consider accounting considerations related to forms and amounts of compensation of our named executive officers, although this has not typically been a significant factor in compensation decisions for ZILA.

SUMMARY COMPENSATION TABLE

								Change in
								Pension
							Non-	Value and
							Equity	Nonqualified
							Incentive	Deferred
					Stock	Option	Plan	Compensation	All Other
		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)	($)	($)(4)	($)		($)

Frank J. Bellizzi,	2007	334,600	—		101,786	319,355	—	—	31,116	(5)	786,857
Executive Vice President and President of Zila Pharmaceuticals, Inc.
Gary V. Klinefelter,	2007	236,062	—		67,859	163,350	—	—			467,271
Vice President, General Counsel and Secretary
Diane E. Klein,	2007	159,939	27,000	(3)	—	62,197	—	—	5,008	(6)	254,144
Vice President of Finance and Treasurer
Former Officers
Douglas D. Burkett,	2007	347,524	—		258,000	207,837	—	—	90,000	(7)	903,361
former Chief Executive Officer
Andrew A. Stevens,	2007	101,662	—		—	37,944	—	—	107,549	(8)	247,155
former Vice President and Chief Financial Officer
Lawrence A. Gyenes,	2007	113,308	25,000	(4)	108,000	32,653.61	—	—	170,552	(9)	449,514
former Chief Financial Officer

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007, in accordance with Financial Accounting Standards Board Statement 123(R), or SFAS No. 123(R), of restricted stock awards issued pursuant to the 1997 Stock Award Plan (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service based vesting conditions). For restricted stock awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. These amounts reflect ZILA’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007, in accordance with SFAS No. 123(R) of stock option awards issued pursuant to the 1997 Stock Award Plan (i.e., grant date fair value amortized over the requisite service period, but disregarding any estimate of forfeitures relating to service based vesting conditions) and predecessor stock option plans and thus includes amounts from outstanding stock option awards granted during and prior to fiscal 2007. Assumptions used in the calculation of these amounts are included in the notes to ZILA’s audited consolidated financial statements for the fiscal year ended July 31, 2007.

(3)	Represents discretionary bonuses paid to Ms. Klein for services rendered during fiscal 2007. In July 2007, Ms. Klein received $20,000 for serving as interim Chief Financial Officer between December 2006 and March 2007. In December 2006, Ms. Klein received a $7,000 discretionary bonus related to performance of her duties.

(4)	Represents bonus paid to Mr. Gyenes under this employment agreement dated March 12, 2007.

(5)	Represents relocation costs of $30,086 paid to Mr. Bellizzi under his employment agreement dated May 22, 2006 and matching contributions totaling $1,030 that ZILA made to its 401(k) plan during fiscal 2007.

(6)	Represents matching contributions that ZILA made to its 401(k) plan during fiscal 2007.

(7)	Represents severance paid to Mr. Burkett under his separation agreement dated June 13, 2007.

(8)	Represents severance payments of $104,000 paid to Mr. Stevens under his separation agreement dated December 22, 2006 and matching contributions totaling $3,549 that ZILA made to its 401(k) plan during fiscal 2007.

(9)	Represents relocation payments of $19,552 paid to Mr. Gyenes under this employment agreement dated March 12, 2007, and severance of $151,000 paid under his severance agreement dated July 31, 2007.

EMPLOYMENT AGREEMENTS

Named Executive Officers

Frank J. Bellizzi

We entered into a letter agreement, effective as of May 22, 2006, with Frank J. Bellizzi setting forth the terms of his employment as President of Zila Pharmaceuticals, Inc. and Executive Vice President of ZILA. The agreement provides for an initial annual base salary of $325,000 and an automobile allowance of $800 per month, in addition to various other customary benefits. It provides for an initial grant of options to purchase 500,000 shares of common stock, vesting in thirteen equal amounts, with the first tranche vesting on Mr. Bellizzi’s start date and the remaining tranches vesting on a quarterly basis thereafter. The letter agreement does not obligate us to employ Mr. Bellizzi for any period of time, but provides for severance payments in connection with an actual or constructive termination without cause, or upon a change in control, equal to the greater of $650,000 or two years of base salary at the time of the triggering event, if certain other conditions are satisfied.

Gary V. Klinefelter

We entered into a letter agreement, effective as of December 15, 2004, with Gary V. Klinefelter setting forth the terms of his employment as Vice President and General Counsel. The agreement provides for an initial annual base salary of $200,000 and an automobile allowance of $800 per month. It also provides for an initial grant of options to purchase 100,000 shares of common stock, vesting in two equal increments on the second and third anniversary of the grant. Also included was an additional grant of options to purchase 50,000 shares of common stock on the first anniversary of the date of hire, with such options vesting equally on the first, second and third anniversary of the grant. The letter agreement does not obligate us to employ Mr. Klinefelter for any period of time, but provides for severance payments equivalent to his then-current base salary for (i) twelve months in the event of a change in control and (ii) six months under certain other circumstances. In connection with the execution of the letter agreement, Mr. Klinefelter received a $25,000 signing bonus.

On December 14, 2006, the Compensation Committee approved changes to Mr. Klinefelter’s letter agreement, increasing his base salary, effective January 1, 2007, to $240,000 and providing Mr. Klinefelter with a severance payment equal to two years base salary plus bonuses if Mr. Klinefelter is terminated upon a change in control of ZILA. Any such severance payment will be in the form of a lump sum on the six-month anniversary of termination of employment. These arrangements were memorialized in an amended letter agreement on March 30, 2007. For additional information regarding severance and change in control payments that could become due to Mr. Klinefelter, please see the “Severance and Change in Control Payments” section below and in the “Compensation Programs Design and Discussion” section above.

Diane E. Klein

We entered into a letter agreement, effective as of March 4, 2005, with Diane E. Klein setting forth the terms of her employment as Vice President and Treasurer. The agreement does not provide for an annual base salary. The letter agreement provides that Ms. Klein is eligible for future awards of stock options. The letter agreement does not obligate us to employ Ms. Klein for any period of time, but provides for severance payments equivalent to her then-current base salary for (i) twelve months in the event of a change in control and (ii) six months under certain other circumstances.

On December 14, 2006, the Compensation Committee granted to Mr. Klein a cash bonus award of $7,000 and increased her then current annual base salary to $160,000, effective January 1, 2007. In addition, the Compensation Committee approved changes to Ms. Klein’s letter agreement, providing her with a severance payment equal to 18 months base salary plus bonuses if Ms. Klein is terminated upon a change in control of ZILA. Any such severance payment will be in the form of a lump sum on the six-month anniversary of termination of employment. These arrangements were memorialized in an amended letter agreement on March 30, 2007. Effective August 1, 2007, Diane E. Klein, Vice President and Treasurer, was promoted to Vice President of Finance and Treasurer and has assumed the duties of the principal financial officer of the Company. On September 27, 2007, the Board approved an increase in annual base salary for Ms. Klein from $160,000 to $185,000 related to the assumption of duties as the ZILA’s principal financial officer. For additional information regarding severance and change in control payments that could become due to Ms. Klein, please see the “Severance and Change in Control Payments” section below and in the “Compensation Programs Design and Discussion” section above.

Former Executives that are Named Executive Officers

Douglas D. Burkett

Employment Agreement

We entered into an employment agreement, effective as of July 24, 2002, with Douglas D. Burkett, Ph.D., pursuant to which Dr. Burkett was employed as our President and Chief Executive Officer. Pursuant to Board approval, effective October 21, 2003, we amended Dr. Burkett’s employment agreement to: (i) extend the term of the agreement from January 24, 2004 to October 20, 2008; (ii) increase his annual base salary to $310,000; (iii) provide a severance payment of two times his annual base salary if his employment is terminated other than for cause; and (iv) provide for a payment of the balance of the annual base salary due to him for the remaining term of the agreement, but not less than two years of such salary, if a change in control and termination other than for cause occurs, as those terms are defined in the employment agreements. Effective October 2, 2005 Dr. Burkett’s base salary was increased to $350,000. Dr. Burkett was eligible to participate in any of our applicable bonus plans or programs or stock option plans or programs. As a result, he was eligible for a performance bonus of up to 100% of his annual base salary as determined by the Board or its Compensation Committee at the end of each fiscal year. In addition to his base salary, Dr. Burkett also received an automobile allowance of $950 per month, reimbursement of certain financial, tax and estate planning expenses up to $5,000 annually and other benefits, including those generally provided to our other employees.

Severance Agreement

On June 13, 2007, ZILA accepted the resignation of Dr. Burkett from his positions as ZILA’s President and Chief Executive Officer and as a member of the Board and entered into a severance agreement and release of claims with Dr. Burkett. Under the severance agreement, Dr. Burkett provided a general release of claims against ZILA and ZILA agreed to pay to Dr. Burkett a $90,000 severance payment, payable in installments on regular Company paydays, net of applicable withholding, and COBRA coverage for six months following resignation. All of Dr. Burkett’s vested and unvested options to purchase shares of ZILA common stock terminated upon resignation; provided, however, that 200,000 options that vested prior to the resignation and that are exercisable at $0.76 per share survived resignation and remain exercisable for two years. Dr. Burkett was also permitted to retain 100,000 shares of restricted stock previously awarded to him.

The severance agreement also contained other customary provisions, including mutual non-disparagement and cooperation covenants and a limited release by ZILA of claims it may have against Dr. Burkett.

Andrew A. Stevens

Employment Agreement

We entered into a letter agreement, effective as of January 22, 2004 and as amended on March 4, 2005, with Andrew A. Stevens setting forth the terms of his employment as Vice President and Chief Financial Officer, and at that time, Treasurer and Secretary. Effective December 22, 2006, Mr. Stevens resigned from his employment with ZILA.

The agreement provided for an annual base salary of $190,000 and an automobile allowance of $800 per month. In connection with the execution of the letter agreement, Mr. Stevens received a $5,000 signing bonus and an initial grant of options to purchase 100,000 shares of common stock, vesting in three equal increments on the first, second and third anniversary of the grant.

Also included was an additional grant of options to purchase 50,000 shares of common stock on the first anniversary of the date of hire, with such options also vesting equally on the first, second and third anniversary of the grant. Effective October 2, 2005 Mr. Stevens’ base salary was increased to $208,000. The agreement did not obligate us to employ Mr. Stevens for any period of time, but provides for severance payments equivalent to his then-current base salary for (i) twelve months in the event of a change in control and (ii) six months under certain other circumstances.

Separation Agreement

On December 22, 2006, ZILA accepted the resignation of Mr. Stevens from his position as ZILA’s Vice President and Chief Financial Officer and entered into a severance agreement with Mr. Stevens. Under the severance agreement, ZILA agreed to pay to Mr. Stevens a $104,000 severance payment, payable in installments on regular company paydays, net of applicable withholding, and COBRA coverage for six months following resignation.

Lawrence A. Gyenes

Offer Letter

Lawrence A. Gyenes accepted an offer letter from ZILA on March 7, 2007 to become ZILA’s Chief Financial Officer. Under the offer letter, Mr. Gyenes was entitled to receive a base salary of $300,000 per year, a one-time $25,000 cash bonus, a performance bonus of up to 50% of his base salary under ZILA’s Bonus Plan and an auto allowance, insurance, and other benefits consistent with his position as a member of ZILA’s executive management. The offer letter also provided Mr. Gyenes with (i) options to purchase 200,000 shares of ZILA’s common stock under the 1997 Plan, which options were to vest in three equal installments on the first, second, and third anniversaries of the date on which Mr. Gyenes begins employment with ZILA, (ii) additional stock option grants based on individual performance or as commensurate with grants to other executive management members, and (iii) a grant of 50,000 shares of restricted stock, the restrictions on which were to be removed in equal amounts on the first, second, and third anniversaries of the date on which Mr. Gyenes begins employment with ZILA.

Mr. Gyenes also received (i) reasonable out-of-pocket expenses for trips by Mr. Gyenes or Mr. Gyenes’ fiancée from New Jersey to Arizona to transition living arrangements not to exceed $10,000, (ii) actual costs for professional transportation of belongings from New Jersey to Arizona, (iii) reasonable out-of-pocket expenses relating to transportation for Mr. Gyenes and his fiancée from New Jersey to Arizona, (iv) temporary housing in Phoenix for up to six months at a maximum of $3,000 per month and (v) realtor and other closing fees relating to the sale of Mr. Gyenes’ home in New Jersey and the purchase of a home in Arizona not to exceed $50,000. These relocation benefits must be repaid on a sliding scale by Mr. Gyenes if he voluntarily terminates his employment with Zila prior to 24 months following the date on which he started his employment with Zila.

Under the offer letter, and provided that Mr. Gyenes provides ZILA with a written release of liability, Mr. Gyenes was also entitled to severance payments if his employment was terminated because of a change in control or without cause. If Mr. Gyenes was terminated following a change in control, he would have been entitled to 18 months of salary and an amount equal to the maximum cash bonus to which Mr. Gyenes would have been entitled in the 18 months following his termination. If Mr. Gyenes was terminated without cause, he would have been entitled to 18 months salary. In either case, all options held by Mr. Gyenes would immediately vest and all restrictions on any restricted stock held by Mr. Gyenes would lift upon his termination. Mr. Gyenes’ rights to these severance payments will immediately cease if he breaches any contractual obligations he owes to ZILA or if he breaches standard non-competition and non-solicitation obligations.

The offer letter was to be effective for three years and renewed automatically for one year terms at the end of the initial three year term unless ZILA provided written notice 120 days prior to any such anniversary of its intent to not extend the offer letter.

Severance Agreement

Mr. Gyenes resigned from his employment with ZILA effective July 31, 2007. In connection with Mr. Gyenes’ resignation, on July 30, 2007, ZILA entered into a severance agreement and release with Mr. Gyenes that provided for, among other things, the following: (i) ZILA will pay $150,000, less applicable withholdings, to Mr. Gyenes over a period of six months according to ZILA’s regular payroll schedule; (ii) ZILA will pay for COBRA coverage for Mr. Gyenes for 12 months following resignation; (iii) ZILA will pay the expense of moving Mr. Gyenes’ personal property to New Jersey and reimburse Mr. Gyenes for all relocation expenses properly submitted for his move to Arizona; (iv) all restrictions on a prior grant of 50,000 shares of restricted stock will be lifted and a stock certificate for such shares, less the number of shares required for applicable withholdings, will be issued to Mr. Gyenes and (v) Mr. Gyenes’ offer letter was terminated. The severance agreement also contained other customary provisions, including non-disparagement and cooperation covenants and a mutual release of claims.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information regarding grants of plan-based awards made during the year ended July 31, 2007 to the named executive officers.

									All
									Other	All		Grant
									Stock	Other		Date
									Awards:	Option		Fair
							Estimated Future		Number	Awards:		Value
							Payouts Under		of	Number of	Exercise	of
							Equity Incentive		Shares	Shares	Price	Option
		Committee	Estimated Future Payouts Under Non Equity Incentive Plan Awards(1)				Plan Awards		of Stock	of Stock	of	or
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	or Units	Option	Stock
Name and Principal Position	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(2)	(#)(3)	Award	Awards

Frank J. Bellizzi,	12/14/06	12/14/06	—	—	—	—	—	—	75,000			$193,500
Executive Vice President and President of Zila Pharmaceuticals, Inc.
Gary V. Klinefelter,	12/14/06	12/14/06	—	—	—	—	—	—	50,000			$129,000
Vice President, General Counsel and Secretary	12/14/06	12/14/06								100,000	$2.58	$167,000
Diane E. Klein,	12/14/06	12/14/06	—	—	—	—	—	—		50,000	$2.58	$83,500
Vice President of Finance and Treasurer
Former Officers
Douglas D. Burkett,	12/14/06	12/14/06	—	—	—	—	—	—	100,000			$258,000
former Chief Executive Officer	12/14/06	12/14/06								150,000	$2.58	$250,500
Andrew A. Stevens,			—	—	—	—	—	—	—			$—
former Vice President and Chief Financial Officer
Lawrence A. Gyenes,	3/12/07	3/12/07	—	—	—	—	—	—	50,000			$108,000
former Chief Financial Officer	3/12/07	3/12/07								200,000	$2.16	$254,000

(1)	As discussed in our “Compensation Discussion and Analysis,” the Board determined to that it would not award any cash bonus awards for fiscal 2007 in connection with ZILA’s efforts to direct its cash resources toward activities in support of ZILA’s operational goals and objectives.

(2)	The restricted stock grants for Messrs. Bellizzi and Klinefelter vest in equal shares on January 1 in 2007, 2008 and 2009, subject to vesting conditions. All awards in the column were granted under the 1997 Stock Award Plan, as amended.

(3)	The option grants to Mr. Klinefelter and Ms. Klein vest in equal shares on January 1 in 2007, 2008 and 2009 and expire ten years from the date of grant. The option grants to Messrs. Burkett and Gyenes terminated upon their separation from ZILA as described above. All awards in the column were granted under the 1997 Stock Award Plan, as amended.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards at July 31, 2007 for the named executive officers.

	Option Awards					Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan Awards:
	Number								Awards:	Market
	of	Number of				Number of			Number of	Value of
	Securities	Securities				Shares or	Market Value		Unearned	Unearned
	Underlying	Underlying				Units of	of Shares or		Share or	Shares or
	Unexercised	Unexercised	Option			Stock That	Units of Stock		Units That	Units That
	Options	Options	Exercise	Option		Have Not	That Have		Have Not	Have Not
	Exercisable	Unexercisable	Price	Expiration		Vested	Not Vested		Vested	Vested
Name and Principal Position	(#)	(#)	($)	Date		(#)(11)	($)(12)		(#)	($)

Frank J. Bellizzi,	192,308	307,692	3.41	5/23/16	(1)
Executive Vice President and President of Zila Pharmaceuticals, Inc.						50,000	65,000	(10)
Gary V. Klinefelter,	100,000	—	4.43	12/16/14	(2)
Vice President, General Counsel and	16,667	33,333	3.74	9/8/15	(3)
Secretary	16,667	33,333	3.69	12/15/15	(4)
	33,334	66,666	2.58	12/14/16	(5)
Diane E. Klein,	60,000	—	5.03	6/3/14	(6)
Vice President of Finance and	8,000	16,000	3.74	9/8/15	(7)
Treasurer	16,667	33,333	2.58	12/14/16	(8)
						33,334	43,334	(10)
Former Officers
Douglas D. Burkett,	200,000	—	0.76	6/13/09	(9)
former Chief Executive Officer
Andrew A. Stevens,
former Vice President and Chief Financial Officer
Lawrence A. Gyenes,
former Chief Financial Officer

(1)	Granted on May 23, 2006 and vests quarterly in equal increments from May 23, 2006 to May 23, 2009

(2)	Granted on December 14, 2004 and fully vested on April 29, 2005.

(3)	Granted on September 8, 2005 and vests in three equal annual increments starting September 8, 2006.

(4)	Granted on December 15, 2005 and vests in three equal annual increments starting on December 15, 2006.

(5)	Granted on December 14, 2006 and vests in three equal increments starting on January 1, 2007.

(6)	Granted on June 3, 2004 and vested on April 29, 2005.

(7)	Granted on September 8, 2005 and vests in three equal annual increments starting on September 8, 2006.

(8)	Granted on December 14, 2006 and vests in three equal increments January 1, 2007, January 1, 2008 and January 1, 2009.

(9)	Granted on July 24, 2002 and vested in three equal increments on July 24, 2002, July 24, 2003 and July 24, 2004.

(10)	Restricted stock granted on December 14, 2006 and vests in three equal increments January 1, 2007, January 1, 2008 and January 1, 2009.

(11)	Amounts represent the unvested portion of restricted common stock granted on December 14, 2006.

(12)	The market value of unvested restricted common stock is calculated by multiplying the closing stock price at July 31, 2007 ($1.30 per share) by the number of shares of restricted stock listed above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to shares of ZILA common stock acquired through exercises of stock options and vesting of restricted shares and the number of shares acquired and value realized on exercise or vesting by the named executive officers.

			Stock Awards
	Option Awards		Number of	Value
	Number of Shares		Shares	Realized on
	Acquired on	Value Realized on	Acquired	Vesting
Name and Principal Position	Exercise (#)	Exercise ($)	on Vesting (#)	($)(1)

Frank J. Bellizzi,	—	—	25,000	62,500
Executive Vice President and President of Zila Pharmaceuticals, Inc.
Gary V. Klinefelter,	—	—	16,666	41,665
Vice President, General Counsel and Secretary
Diane E. Klein,	—	—	—	—
Vice President of Finance and Treasurer
Former Officers
Douglas D. Burkett,	—	—	100,000	184,667
former Chief Executive Officer
Andrew A. Stevens,	—	—	—	—
former Vice President and Chief Financial Officer
Lawrence A. Gyenes,	—	—	50,000	65,000
former Chief Financial Officer

(1)	If the officer executed an exercise and hold transaction, the value realized equals the difference between the per share base price of the restricted stock and the fair market value of a share of our common stock on such date of exercise, multiplied by the number of shares of restricted stock exercised. If the officer executed a same-day-sale transaction, the value realized equals the difference between the per share base price of the restricted stock and the per share sale price upon sale, multiplied by the number of shares of restricted stock sold. Certain shares of each officer were repurchased by ZILA to pay for taxes attributable to the vested shares.

SEVERANCE AND CHANGE IN CONTROL PAYMENTS

As discussed elsewhere in this Proxy Statement, we have letter agreements with certain of our current named executive officers that provide severance benefits to the named executive officers upon termination following a change in control or without cause. In the table below, we summarize the estimated payments that will be made to each of our current named executive officers upon a termination of employment without cause or in connection with a change in control of ZILA. The major assumptions that we used in creating the table are set forth directly below. The table includes an estimate of the compensation that would accrue for each executive if the triggering event occurred on July 31, 2007 (ZILA’s fiscal year-end) and, unless otherwise noted, is based on each executive’s compensation on that date. Calculations requiring a per share stock price are made on the basis of the closing price of $1.30 per share of our common stock on the NASDAQ Global Market on July 31, 2007.

Change in Control

No cash payment will be made solely because of a “Change in Control.” For each current named executive officer, the cash payments described under the table heading “Change in Control” will be triggered upon a termination in connection with a “Change in Control.” Cash payments described under the table heading “Without Cause” will be triggered upon a termination without cause as further described below in “Terms of Officer Agreements.”

Acceleration upon a Change in Control

Under the 1997 Plan, all outstanding options accelerate upon a “Change in Control,” as defined in such plan, if the option holder is employed by us on the date of the “Change in Control.” However, the exercise price for all such options that would be accelerated for the current named executive officers is higher than the closing price of our common stock at July 31, 2007 ($1.30), so our named executive officers would derive no intrinsic value from the acceleration of these unvested option awards. Accordingly, for purposes of the table, we have assumed no value for all outstanding options accelerated on a Change in Control.

For purpose of the “Restricted Stock Award” column, we have assumed the acceleration of the restricted stock awards for Messrs. Bellizzi and Klinefelter upon a “Change in Control” as defined in the 1997 Plan. However, only Mr. Klinefelter’s letter agreement provides for acceleration of restricted stock upon a termination “Without Cause.”

Medical and Other Benefits

The table below does not discuss certain medical, disability or outplacement services benefits that may be payable on termination to our current named executive officers. We also do not include any amounts payable on termination that are generally available to all employees on a non-discriminatory basis. In addition, this table does not include specific treatment of a normal retirement.

Terms of Officer Agreements

Pursuant to the terms of his letter agreement, Mr. Bellizzi is entitled to his severance payments if ZILA actually or constructively terminates his employment without “Cause.” For purposes of his agreement, “constructive termination” is deemed to have occurred in the event of a material diminution of compensation or job responsibilities. “Cause” means (i) a failure to correct a specific conduct or job-performance issue or issues about which Mr. Bellizzi has been informed in writing and been given an opportunity to correct; or (ii) conduct or job performance that ZILA believes is sufficiently willful and/or egregious for which providing written notice and an opportunity to correct is an inadvisable business practice, or (iii) an inability to perform the job (e.g., due to incapacity or death). If Mr. Bellizzi’s employment is terminated for any other reason, including, without limitation, because of a change in control of ZILA, such termination will be deemed without “Cause.”

Mr. Klinefelter and Ms. Klein are entitled to severance payments upon a termination in connection with either a change in control event or a termination “Without Cause.” For purposes of their letter agreements, “Change in Control” is defined and governed by the definition of “change in control” contained in the 1997 Plan. By the terms of their letter agreements, if Mr. Klinefelter or Ms. Klein are terminated within eighteen (18) months of a “Change in Control,” there is a rebuttable presumption that such termination was as a result of such “Change in Control.” “Without Cause” means (i) a failure to correct a specific conduct or job-performance issue or issues about which he or she has been informed in writing and been given an opportunity to correct; or (ii) conduct or job performance that ZILA believes is sufficiently willful and/or egregious for which providing written notice and an opportunity to correct is an inadvisable business practice, or (iii) an inability to perform the job (e.g., due to incapacity or death). If Mr. Klinefelter’s or Ms. Klein’s employment is terminated for any other reason, (with the exception of a Change in Control) such termination will be deemed “Without Cause.”

In addition, our severance benefits are subject to the current named executive officers signing a general release acceptable to ZILA in order for such severance benefits to take effect.

	Triggering	Severance		Restricted Stock		Potential/Total
Name and Title	Event	Payments ($)		Awards ($)		Value ($)

Frank J. Bellizzi,	Change in Control	650,000	(1)	65,000	(6)	715,000
Executive Vice President of Zila, Inc. and President of Zila Pharmaceuticals, Inc.	Without Cause	650,000	(1)	—		650,000
Gary V. Klinefelter,	Change in Control	480,000	(2)	43,334	(7)	523,334
Vice President, General Counsel and Secretary	Without Cause	480,000	(3)	43,334	(7)	523,334
Diane E. Klein,	Change in Control	277,500	(4)	—		277,500
Vice President of Finance and Treasurer	Without Cause	277,500	(5)	—		277,500

(1)	Mr. Bellizzi’s severance pay would be an amount equal to the greater of $650,000 or two years current base salary at the time of the triggering event, less applicable withholdings. Mr. Bellizzi’s base salary as of July 31, 2007 was $325,000, which is also his current base salary.

(2)	Mr. Klinefelter’s severance pay upon a change in control is (i) an amount equal to twenty-four months of his annual base salary at the time of the triggering event, and (ii) an amount equivalent to the maximum cash bonus(es) for which he would have been eligible, during the 2 year period following the termination of his employment had his employment not terminated, under any employee bonus plan in effect upon the date of termination. Mr. Klinefelter’s base salary as of July 31, 2007 was $240,000, which is also his current base salary. Mr. Klinefelter has not received any cash bonus awards for the past two fiscal years so the amount reflected does not contemplate a cash bonus figure. For more discussion on the Board’s decisions to refrain from paying cash bonus awards see “Compensation Discussion and Analysis.”

(3)	Mr. Klinefelter’s severance pay upon a termination “Without Cause” is an amount equal to twenty-four months of his annual base salary in effect on the date of his termination. Mr. Klinefelter’s base salary as of July 31, 2007 was $240,000, which is also his current base salary.

(4)	Ms. Klein’s severance pay upon a change in control is (i) an amount equal to eighteen months of her annual base salary at the time of the triggering event, and (ii) an amount equivalent to the maximum cash bonus(es) for which she would have been eligible, during the eighteen-month period following the termination of her employment had her employment not terminated, under any employee bonus plan in effect upon the date of termination. For purposes of this table, Ms. Klein’s current base salary of $185,000 was used since her base salary increased after July 31, 2007. Although Ms. Klein did receive some discretionary bonuses in connection with her recent promotions, she has not received any cash bonus awards for the past two fiscal years pursuant to an employee bonus plan, so the amount reflected does not contemplate a cash bonus figure. For more discussion on the Board’s decisions to refrain from paying cash bonus awards see “Compensation Discussion and Analysis.”

(5)	Ms Klein’s severance pay upon a termination “Without Cause” is an amount equal to eighteen months of her annual base salary in effect on the date of her termination. For purposes of this table, Ms. Klein’s current base salary of $185,000 was used since her base salary increased after July 31, 2007.

(6)	Mr. Bellizzi has 50,000 shares of unvested restricted stock.

(7)	Mr. Klinefelter has 33,334 shares of unvested restricted stock.

DIRECTOR COMPENSATION

Employee directors do not receive any separate compensation for their Board activities. Non-employee directors each receive a $10,000 annual retainer. The Audit Committee Chairman receives an additional $5,000 annual retainer and the Compensation Committee Chairman and the Nomination Committee Chairman each receive an additional $2,500 annual retainer. Each non-employee director also receives $2,000 for each Board meeting attended in person and $1,000 for each telephonic meeting. Each non-employee director receives $1,000 for each committee meeting he or she attends. We reimburse directors for any reasonable expenses related to their Board service.

On November 9, 2006, ZILA’s Board amended the 1997 Stock Award Plan to eliminate the annual automatic grant of options to non-employee directors.

The following table summarizes compensation paid to our each of our non-employee directors who served in such capacity during fiscal 2007. David Goldman was appointed to the Board on September 27, 2007, and therefore no compensation is reflected for him in the table below.

						Change in
		Fees				Pension Value
		Earned or				and Nonqualified
		Paid in	Option		Non-Equity	Deferred	All Other
		Cash	Awards	Stock Awards	Incentive Plan	Compensation	Compensation
Name	Year	($)(1)	($)(2)	($)(3)	Compensation ($)	Earnings	($)	Total ($)

David R. Bethune	2007	44,844	40,613		—	—		85,457
J. Steven Garrett	2007	—	—		—	—		—
Leslie H. Green	2007	39,034	30,757		—	—		69,791
O.B. Parrish	2007	—	—		—	—		—
George J. Vuturo	2007	9,391	—		—	—		9,391
Former Directors
Kurt R. Krauss	2007	36,726	34,602		—	—		71,328
Christopher D. Johnson	2007	26,717	24,279		—	—		50,996
Hazel L. Myer	2007	30,445	18,188		—	—		48,633
David Sidransky	2007	29,631	20,599		—	—		50,230
Michael S. Lesser	2007	7,854	3,866		—	—		11,720
S. Timothy Rose	2007	2,213	9,213		—	—		11,426

(1)	This column includes annual retainer and meeting fees earned for 2007 regardless of when paid.

(2)	This column includes the compensation cost recognized for financial statement reporting purposes under FAS 123R for 2006 with respect to awards of options (i.e., grant date fair value amortized over the requisite service period). The amount described includes the fiscal year compensation cost for awards made in fiscal 2007 and in prior years, using the Black-Sholes option-pricing model more fully described in Note 9 of the Notes to the Consolidated Financial Statements in ZILA’s Form 10-K for the year ended July 31, 2007.

(3)	No Stock Awards were granted in Fiscal 2007.

On August 16, 2007, David R. Bethune accepted an offer letter to become the Executive Chairman of the Board. Under the offer letter, which is effective until the earlier of Mr. Bethune’s departure from ZILA’s Board or July 31, 2008, Mr. Bethune is entitled to a base salary of $255,000 per year, less applicable withholdings, to be paid in accordance with ZILA’s regular payroll practices. In addition, Mr. Bethune is also entitled to stock option grants based on individual performance or commensurate with other executive-level employees and received, in each case as of August 16, 2007:

•	an option to purchase 75,000 shares of ZILA common stock under the 1997 Plan, which options vest quarterly over the next 12 months;

•	a grant of 100,000 shares of restricted stock, with the restrictions on the stock lapsing quarterly over the next 12 months; and

•	in recognition of prior service to ZILA as Chairman of the Board, a grant of 75,000 vested options to purchase ZILA common stock under the Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes options, warrants and securities available for issuance under ZILA’s equity compensation plans as of July 31, 2007:

			Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under Equity
	Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	2,917,000	$3.11	3,038,000 (3)
Equity compensation plans not approved by security holders(2)	12,924,000	$2.20	—

Total	15,841,000		3,038,000 (3)

(1)	Includes the 1997 Plan and the ESPP.

(2)	Represents warrants issued to financial and medical advisors in March 2003 and March 2006, and warrants issued in connection with the November 2006 private placement financing more fully described under the section entitled “Certain Relationships and Related Transactions.”

(3)	Represents 1,411,000 shares of common stock available for issuance under the 1997 Plan and 1,627,000 shares of common stock available for issuance under the ESPP.

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent the intention to do so is expressly indicated.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of the Commission’s Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

O.B. Parrish (Chair)
J. Steven Garrett
Leslie H. Green
Members, Compensation Committee

CODES OF CONDUCT

The Board has adopted a “Code of Ethical Conduct for Financial Personnel,” which applies solely to our finance personnel. The Board has also adopted a “Code of Business Conduct,” which applies to our Directors and employees (including our principal executive officer, principal financial officer and principal accounting officer). Both of these codes are posted in the “Corporate Governance” section of the Investor Relations portion of our website at www.zila.com. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of these codes relating to an executive officer by posting such information on our website, unless otherwise required by NASDAQ Marketplace Rules to disclose any such waiver on Form 8-K.

AUDIT AND RELATED FEES

The following table sets forth the total fees billed by BDO Seidman, LLP for audit and other services for fiscal year 2006, and the expected total fees billed for audit and other services for fiscal year 2007:

	2007	2006

Audit Fees	$874,464	$574,525
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$874,464	$574,525

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2007 and 2006 non-audit services listed above were pre-approved.

Audit Fees:  This category includes the audit of our annual financial statements and review of financial statements included in our annual and period reports that are filed with the Commission, the audit of internal control over financial reporting and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, and the preparation of an annual “management letter” on internal control and other matters.

Audit-Related Fees:  This category consists of assurance and related services by BDO Seidman, LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees:  This category consists of professional services rendered by BDO Seidman LLP for tax compliance and tax advice in fiscal years 2007 and 2006. The services for the fees disclosed under this category include technical tax advice.

All Other Fees:  There were no other professional services rendered by BDO Seidman, LLP in fiscal years 2007 or 2006.

AUDIT COMMITTEE REPORT

The Board of Directors has appointed an Audit Committee, consisting of three directors — Dr. Vuturo (Chair), Mr. Goldman and Ms. Green. Each of the members is “independent,” as defined in NASDAQ Marketplace Rule 4200(a)(15).

The purpose of the Audit Committee is to assist the oversight of our Board in the integrity of the financial statements of ZILA, ZILA’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of ZILA’s independent registered public accountant. The primary responsibilities of the Audit Committee include overseeing ZILA’s accounting and financial reporting process and audits of the financial statements of ZILA on behalf of the Board.

Management has the primary responsibility for the financial statements and reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management and the independent auditor. The Audit Committee discussed with the independent registered public accountant the matters required to be discussed by Statement of Accounting Standards No. 61, as amended by SAS 89 and SAS 90, “Communications with Audit Committees,” and Rule 2-07 of Regulation S-X including the auditors’ judgments about the quality, not just the acceptability, of ZILA’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board. In addition, the Audit Committee received from the independent registered public accountant the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee also discussed with the independent registered public accountant the auditor’s independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The Audit Committee discussed with the independent registered public accountant the overall scope and plans for their audit. The Audit Committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The Audit Committee held 5 meetings during the fiscal year ended July 31, 2007.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended July 31, 2007, for filing with the Commission.

This report has been furnished by the Audit Committee of our Board.

George J. Vuturo (Chair)
David Goldman
Leslie H. Green
Members, Audit Committee

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee was at any time during fiscal 2007 or at any other time an officer or employee of ZILA, and no member had any relationship with ZILA requiring disclosure under Item 404 of Regulation S-K. David R. Bethune, our Executive Chairman, formerly served on the compensation committee of The Female Health Corporation, the Chief Executive Officer for which is O.B. Parrish, one of our directors and the Chair of our Compensation Committee. No other executive officer of ZILA has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee during the 2007 fiscal year.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and our ten percent or greater shareholders to file reports of ownership of our equity securities and changes in such ownership with the Commission and NASDAQ and to furnish copies of such reports to us.

Based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all Section 16(a) filing requirements applicable to our directors, executive officers and our ten percent or greater shareholders were complied with during the fiscal year ended July 31, 2007, other than each of the Form 4’s filed on September 28, 2007 for Messrs. Bellizzi and Klinefelter.

ZILA SHARE OWNERSHIP

The following tables list the ownership of our common stock for the persons or the groups specified. Ownership includes direct and indirect (beneficial) ownership, as defined by the SEC’s rules. To our knowledge, each person, along with his or her spouse, has sole voting and investment power over the shares unless otherwise noted. The following tables set forth information concerning the beneficial owners of our common stock by (i) the directors, (ii) the “named executive officers” (as such term is defined under the SEC’s rules), (iii) the director nominees, (iv) any person holding at least 5% of our shares and (v) all current directors, director nominees and executive officers of ZILA as a group. Beneficial ownership and percentage ownership of ZILA is as of September 30, 2007 based on 61,575,879 shares of ZILA common stock outstanding, except as indicated below.

CERTAIN BENEFICIAL OWNERS

		Amount and
		Nature
		of Beneficial	Percentage
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

Common Stock	MicroCapital LLC(1) 623 Fifth Avenue, Suite 2502 New York, NY 10022	7,414,207	12%
Common Stock	Royce & Associates, LLC(2) 1414 Avenue of the Americas New York, NY 10019	4,952,300	8%
Common Stock	Visium Asset Management, LLC(3) 950 Third Avenue, 29th Floor New York, NY 10022	4,953,284	8%
Common Stock	William Blair & Company, L.L.C.(4) 222 W. Adams St. Chicago, IL 60606	8,447,119	14%

(1)	According to an Amendment to Schedule 13G filed with the SEC on March 12, 2007, MicroCapital LLC shares voting and investment power with respect to 7,414,207 shares of ZILA common stock, and Ian P. Ellis and

MicroCapital Fund LP share voting and investment power with respect to 5,361,073 shares of ZILA common stock.

(2)	Based on an Amendment to Schedule 13G filed with the SEC on January 25, 2007.

(3)	According to an Amendment to Schedule 13G filed with the SEC on January 31, 2007, Visium Balanced Fund, LP (“VBF”) shares voting and investment power with respect to 1,421,638 shares of ZILA common stock, Visium Long Bias Fund, LP (“VLBF”) shares voting and investment power with respect to 437,895 shares of ZILA common stock, Visium Balanced Offshore Fund, Ltd. (“VBOF”) shares voting and investment power with respect to 2,367,371 shares of ZILA common stock, Visium Long Bias Offshore Fund, Ltd. (“VLBOF” and together with VBF, VLBF and VBOF, the “Visium Funds”) shares voting and investment power with respect to 1,659,212 shares of ZILA common stock, Visium Capital Management, LLC (“VCM”) shares voting and investment power with respect to 1,859,533 shares of ZILA common stock, and Jacob Gottlieb and Visium Asset Management, LLC (“VAM”) possesses sole voting and investment power with respect to 5,886,116 shares of ZILA common stock.

As part of the 2006 private placements described elsewhere in ZILA’s filings with the SEC, ZILA sold the following securities to the Visium Funds: (i) $5,000,000.25 in aggregate principal amount of 12% Unsecured Convertible Notes, which converted into 2,857,143 shares of ZILA common stock, (i) $7,500,000.20 in aggregate principal amount of 6% Senior Secured Convertible Notes, which could convert at $2.21 per share into 3,409,091 shares of ZILA common stock, and (iii) various series of warrants to acquire up to 2,907,461 shares of ZILA common stock. As described in the Current Report on Form 8-K filed by ZILA on August 14, 2007, ZILA repurchased 876,246 shares of ZILA common stock and warrants to purchase 171,304 shares of ZILA common stock from the Visium Funds, leaving the Visium Funds with total, fully diluted, holdings of ZILA common stock of 9,173,695 assuming the Visium Funds have made no open market sales.

Each of the warrants issued to the Visium Funds contains a provision that limits the number of shares that can be issued to each such fund upon exercise such that the Visium Funds and their affiliates can own no more than 9.99% of ZILA common stock, and the Amendment to Schedule 13G for the Visium Funds, VCM, VAM and Jacob Gottlieb do not include shares issuable upon the exercise of warrants. The number of shares reported as beneficially owned by the Visium Funds, VCM, VAM and Jacob Gottlieb in the above table is the number reported in the Amendment to Schedule 13G.

(4)	Based on an Amendment to Schedule 13G filed with the SEC on May 10, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

		(A)	(B)
		Common	Options-			Percentage
		Stock-Beneficial	Beneficial			of Beneficial
Name	Position(s)	Ownership	Ownership	Total		Ownership

Frank J. Bellizzi	President of Zila Pharmaceuticals, Inc. and Executive Vice President-Business Development of ZILA	137,565	269,231	406,796		*
Gary V. Klinefelter	Vice President, General Counsel and Secretary	94,659	183,335	277,994		*
Diane E. Klein	Vice President and Treasurer	276	92,667	92,943		*
David R. Bethune	Director & Executive Chairman	130,000	153,750	283,750		*
J. Steven Garrett	Director	—	—	—		*
David Goldman	Director	—	—	—		*
Leslie H. Green	Director	3,000	103,333	106,333		*
O.B. Parrish	Director	—	—	—		*
George J. Vuturo	Director	—	—	—		*
Former Directors and Officers
Douglas D. Burkett, Ph.D.	Former Chairman, President & Chief Executive Officer	176,636	200,000	376,636		*
Andrew A. Stevens	Former Vice President and Chief Financial Officer	—	—	—		*
Lawrence A. Gyenes	Former Chief Financial Officer	65,500	—	65,500		*
Christopher D. Johnson	Former Director	7,500	104,067	111,567		*
Kurt R. Krauss	Former Director	20,000	46,223	66,223		*
Hazel L. Myer	Former Director	—	20,299	20,299		*
David Sidransky, M.D.	Former Director	—	29,573	29,573	(1)	*
Michael S. Lesser	Former Director	15,500	84,782	100,282		*
S. Timothy Rose	Former Director	21,000	73,333	94,333		*

Directors and executive officers, as a group (17 persons)		671,636	1,360,593	2,048,229		3.3%

*	Denotes ownership of less than one percent.

(A)	Direct Ownership

(B)	Exercisable options at September 30, 2007 or options becoming exercisable within 60 days thereof.

(1)	Total amount indicated does not include a warrant granted to Dr. Sidransky on March 14, 2003 for 16,000 shares of ZILA’s common stock at $.98. Such warrant has a term of five years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures:  ZILA has established policies and other procedures regarding approval of transactions between our company and any employee, officer, director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing, but are evidenced by long standing principles set forth in our Code of Business Conduct or adhered to by our Board. As set forth in the Audit Committee Charter, unless submitted to the Compensation Committee by delegation from the Board, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the NASDAQ listing standards, related party transactions are submitted to the Audit Committee for ongoing review, and the Audit Committee approves or disapproves such related party transactions. Generally speaking, we enter into such transactions only on terms that we believe are at least as favorable to our company as those that we could obtain from an unrelated third party.

Related Party Transactions:  In fiscal 2007, we paid consulting fees of approximately $72,000 to David Sidransky, M.D., for his work on ZILA’s Medical Advisory Board. Dr. Sidransky resigned as a member of ZILA’s Board in July 2007, but continues to be a member of ZILA’s Medical Advisory Board. We believe that the terms and fees negotiated are no less favorable than those that could be negotiated in an arm’s length transaction.

In November 2006, ZILA consummated two private placements (the “Private Placements”) that collectively resulted in the issuance of the following securities:

•	9,100,000 shares of Company common stock for $1.75 per share (the “Shares”);

•	$12,075,000.25 in aggregate principal amount of the Company’s 12% Unsecured Convertible Notes (the “Unsecured Notes”), which converted into 6,900,000 shares (the “Unsecured Note Shares”) of Company common stock at a conversion price of $1.75 per share on December 14, 2006, the date on which the Company’s shareholders approved, among other things, the Private Placements;

•	Warrants to purchase approximately 5,403,000 shares of Company common stock, which became exercisable starting in May 2007 for five years at an exercise price of $2.21 per share (the “Initial Warrants”);

•	Warrants to purchase approximately 3,105,000 shares of Company common stock, which became exercisable for five years at an exercise price of $2.21 per share following approval by our shareholders on December 14, 2006 (the “Additional Warrants”);

•	$12,000,001.20 in aggregate principal amount of the Company’s 6% Senior Secured Convertible Notes (the “Secured Notes”), which became convertible into 5,454,546 shares of our common stock at a conversion price of $2.20 following approval by our shareholders on December 14, 2006; and

•	Warrants to purchase approximately 1,909,091 shares of our common stock, which became exercisable for five years at an exercise price of $2.21 per share following approval by our shareholders on December 14, 2006 (the “Secured Note Warrants”).

ZILA agreed to provide certain registration rights with respect to the Shares and Unsecured Note Shares, shares of Company common stock issuable upon the exercise of the Initial Warrants, Additional Warrants and Secured Note Warrants and upon conversion of the Secured Notes. However, a dispute arose regarding the extent of these registration rights with certain investors who purchased Unsecured Notes, Initial Warrants, Additional Warrants, Secured Notes, and Secured Note Warrants. Separately, the Secured Notes contained financial and non-financial covenants from which ZILA desired relief.

In an effort to resolve the aforementioned dispute and to obtain covenant relief, ZILA and certain of the investors with whom ZILA had the dispute agreed to take certain actions and restructure the investors’ holdings (the “Restructuring”). As part of the Restructuring, on August 13, 2007, ZILA entered into an Amendment Agreement (the “Amendment Agreement”) with Visium Balanced Offshore Fund, Ltd., Visium Balanced Fund, LP, Visium Long Bias Offshore Fund, Ltd., Visium Long Bias Fund, LP, and Atlas Master Fund, Ltd. (collectively, the “Investors”), which provides for, among other things, the following:

•	ZILA repurchased 932,832 Unsecured Note Shares from the Investors for an aggregate of $1,249,994.88 in cash, at a price based on the average closing bid price of ZILA’s common stock for the ten trading days prior to August 13, 2007, or $1.34 per Unsecured Note Share;

•	ZILA repurchased 227,270 Secured Note Warrants from the Investors for $149,998.20 in cash, at a price based on a Black — Scholes valuation for the Additional Warrants, or $0.66 per Secured Note Warrant;

•	ZILA and Investors agreed to amend and restate the Secured Notes (the “Amended and Restated Secured Notes”) on the terms set forth below; and

•	ZILA paid the Investors a $600,000 amendment fee.

The Amendment Agreement contained a mutual release of claims. The Amended and Restated Secured Notes are in the same aggregate principal amount as the Secured Notes, or $12,000,001.20, but are due July 31, 2010. Interest is payable on the Amended and Restated Secured Notes quarterly at 7% in cash or, at the option of ZILA, at 8% in shares of ZILA common stock at a price equal to 90% of the average closing bid price of ZILA common stock for the ten trading days immediately prior to the relevant interest payment date. The Amended and Restated Secured Notes are convertible into ZILA common stock at the option of the holders thereof at a conversion rate $2.20 per share, which, if fully converted and assuming no adjustments to the conversion price, could result in the issuance of an additional 5,454,546 shares of ZILA common stock. In addition, the Amended and Restated Secured Notes contain comprehensive covenants that restrict the way in which ZILA can operate, and contain covenants that require ZILA to:

•	maintain, at the end of each fiscal quarter commencing with the fiscal quarter ending July 31, 2007, free cash in an amount not less than $2,000,000; and

•	maintain, at the end of each of the fiscal quarters ending July 31, 2008 and October 31, 2008, EBITDA of at least $1.

In connection with the Restructuring and the issuance of the Amended and Restated Notes, ZILA also received waivers from the required majority of the holders of the Initial Warrants, Additional Warrants and Secured Note Warrants waiving any anti-dilution rights to which any holder of such warrants would otherwise be entitled in connection with the issuance of any shares as payment for interest on the Amended and Restated Secured Notes.

In addition, on August 13, 2007, ZILA and Investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under which ZILA agreed to cooperate with the Investors to attempt to persuade the SEC to permit the registration with the SEC of Unsecured Note Shares and shares that are issuable upon exercise of Additional Warrants and Secured Note Warrants and upon conversion of the Amended and Restated Secured Notes, in each case to the extent not already registered, and to file a resale registration statement covering such shares within 30 days after the date, if ever, on which the SEC indicates to the ZILA that the SEC would be willing to declare such a registration statement effective. In addition, in the event that shares of ZILA common stock have been issued as payment for interest on the Amended and Restated Secured Notes and the market value of such shares exceeds $250,000, ZILA is required to file additional registration statements promptly following the end of each of the company’s fiscal years, but no later than October 31 of each year. After each filing deadline, ZILA is required to use commercially reasonable efforts to have each registration statement declared effective by the SEC 90 days after the date on which the 30 day filing period began to run, or 120 days after such time if the SEC reviews the registration statement.

ZILA will become obligated to pay liquidated damages equal to 1% of the aggregate market value of the shares that should have been included in any such registration statement if it fails to file any such registration statement within the timeframes described above, and will incur additional liquidated damages equal to 1% of the aggregate market value of the shares that should have been included in any such registration statement if ZILA fails to cause any such registration statement to become effective within the timeframes described above, up to an aggregate cap of $3,000,000.

In connection with the Restructuring, those registration rights agreements to which the Investors were a party were terminated as to the Investors, but will remain in effect as to those other investors in the Private Placements. In addition, a side letter that imposed certain corporate governance obligations on ZILA, the most notable of which that had not yet been fulfilled was to appoint two additional directors to ZILA’s Board, was terminated.

HOUSEHOLDING OF PROXY MATERIALS

The Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement and one annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Vice President, General Counsel and Secretary, Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014-2800, or contact our Vice President, General Counsel and Secretary at (800) 922-7887. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SUBMISSION OF SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, shareholder proposals for the 2008 annual meeting must be received at our principal executive offices by July 11, 2008 to be considered for inclusion in our proxy materials relating to such meeting. Any notice of a shareholder proposal submitted outside the process of Rule 14a-8 of the Exchange Act after July 11, 2008 will be considered untimely.

Direct any proposals, as well as related questions, to Gary V. Klinefelter, Vice President, General Counsel and Secretary, Zila, Inc., 5227 North 7th Street, Phoenix, Arizona 85014-2800.

ANNUAL REPORT

Our Annual Report on Form 10-K with audited financial statements for the fiscal year ended July 31, 2007 accompanies this Notice and Proxy Statement and was mailed to all shareholders of record on or about November 9, 2007. You may obtain our other Commission filings through the internet at www.sec.gov or our website, www.zila.com.

Upon written request, we will provide, to each person solicited, a copy of our Form 10-K for the fiscal year ending July 31, 2007, including the financial statements and schedules thereto. Such requests should be directed to Vice President, General Counsel and Secretary, Zila, Inc., 5227 N. 7th Street, Phoenix, AZ 85014-2800.

OTHER BUSINESS

The Board knows of no other matters for consideration at the meeting. If any other business should properly arise, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.

By order of the Board of Directors,

David R. Bethune
Executive Chairman

Appendix A

Zila, Inc.

1997 Stock Award Plan

Amended and Restated as of November 6, 2007

Zila, Inc.

1997 Stock Award Plan
(Amended and Restated as of November 6, 2007)

1. Purpose.  The purpose of this 1997 Stock Award Plan (the “Plan”) is to assist Zila, Inc., a Delaware corporation (the “Company”) and its Related Entities in attracting, motivating, retaining and rewarding high-quality executives and other Employees, officers, Directors and Consultants by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with annual and long term performance incentives to expend their maximum efforts in the creation of shareholder value. The Plan is intended to qualify certain compensation awarded under the Plan for tax deductibility under Section 162(m) of the Code (as hereafter defined) to the extent deemed appropriate by the Committee (or any successor committee) of the Board.

2. Definitions.  For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof.

(a) “Annual Meeting” means the annual meeting of the shareholders of the Company.

(b) “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules and regulations of any stock exchange upon which the Common Stock is listed and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

(c) “Award” means any award granted pursuant to the terms of this Plan including, an Option, Stock Appreciation Right, Restricted Stock, Stock Units, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 11(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Beneficial Owner”, “Beneficially Owning” and “Beneficial Ownership” shall have the meanings ascribed to such terms in Rule 13d3 under the Exchange Act and any successor to such Rule.

(f) “Board” means the Company’s Board of Directors.

(g) “Cause” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “cause” or “for cause”) set forth in any employment agreement between the Participant and the Company or a Related Entity or, in the absence of any such agreement, such term shall mean (i) the failure by the Participant to perform his or her duties as assigned by the Company (or a Related Entity) in a reasonable manner, (ii) any violation or breach by the Participant of his or her employment agreement with the Company (or a Related Entity), if any, (iii) any violation or breach by the Participant of his or her confidential information and invention assignment agreement with the Company (or a Related Entity), if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (iv) any material violation or breach by the Participant of the Company’s or a Related Entity’s policy for employee conduct, if any, (iv) any act by the Participant of dishonesty or bad faith with respect to the Company (or a Related Entity), (v) use of alcohol, drugs or other similar substances affecting the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(h) “Change in Control” means and shall be deemed to have occurred on the earliest of the following dates:

(i) the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) obtains “beneficial ownership” (as defined in Rule 13d-3 of the Exchange Act) or a pecuniary interest in more than 20% of the combined voting power of the Company’s then outstanding securities (“Voting Stock”);

(ii) the consummation of a merger, consolidation, reorganization or similar transaction other than a transaction: (1) (a) in which substantially all of the holders of Company’s Voting Stock hold or receive directly or indirectly eighty percent (80%) or more of the voting stock of the resulting entity or a parent company thereof, in substantially the same proportions as their ownership of the Company immediately prior to the transaction; or (2) in which the holders of Company’s capital stock immediately before such transaction will, immediately after such transaction, hold as a group on a fully diluted basis the ability to elect at least a majority of the directors of the surviving corporation (or a parent company);

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an entity, more than eighty percent (80%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

For purposes of determining whether a Change in Control has occurred, a transaction includes all transactions in a series of related transactions, and terms used in this definition but not defined are used as defined in the Plan. The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee designated by the Board to administer the Plan with respect to at least a group of Employees, Directors or Consultants.

(k) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(l) “Continuous Service” means uninterrupted provision of services to the Company as an Employee, a Director, or a Consultant. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, as either an Employee, a Director, or a Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity as either an Employee, a Director, or a Consultant (except as otherwise provided in the Option Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(m) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale, lease, exclusive license or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of more than twenty percent (20%) of the outstanding securities of the Company; or

(iii) a merger, consolidation, reorganization or similar transaction, whether or not the Company is the surviving corporation.

(n) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 7(d) of the Plan.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Directors Plan” means the Zila, Inc. Non-Employee Directors Stock Option Plan.

(q) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(r) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments.

(s) “Effective Date” means the effective date of this amended and restated Plan, which shall be December 16, 2004.

(t) “Eligible Person” means all Employees (including officers), Directors and Consultants of the Company or of any Related Entity. The foregoing notwithstanding, only employees of the Company, the Parent, or any Subsidiary shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(u) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity. The Payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(w) “Executive Officer” means an executive officer of the Company as defined under the Exchange Act.

(x) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Plan Administrator, or under procedures established by the Plan Administrator. Unless otherwise determined by the Plan Administrator, the Fair Market Value of Stock as of any given date, after which the Stock is publicly traded on a stock exchange or market, shall be the closing sale price per share reported on a consolidated basis for stock listed on the principal stock exchange or market on which Stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported.

(y) “Good Reason” shall, with respect to any Participant, have the equivalent meaning (or the same meaning as “good reason” or “for good reason”) set forth in any employment agreement between the Participant and the Company or a Related Entity or, in the absence of any such agreement, such term shall mean (i) the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as assigned by the Company (or a Related Entity), or any other action by the Company (or a Related Entity) which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (ii) any failure by the Company (or a Related Entity) to comply with its obligations to the Participant as agreed upon, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company (or a Related Entity) promptly after receipt of notice thereof given by the Participant; (iii) the Company’s (or Related Entity’s) requiring the Participant to be based at any office or location more than fifty miles from the location of employment as of the date of Award, except for travel reasonably required in the performance of the Participant’s responsibilities; (iv) any purported termination by the Company (or a Related Entity) of the Participant’s Continuous Service otherwise than for Cause as defined in Section 2(g), or by reason of the Participant’s Disability as defined in Section 2(q), prior to the Expiration Date; or (v) any reduction in the Participant’s base salary.

(z) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

(aa) “Non-Employee Director” means a Director of the Company who is not an Employee.

(bb) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Stock or other Awards at a specified price during specified time periods.

(cc) “Other Stock-Based Awards” means Awards granted to a Participant pursuant to Section 6(h) hereof.

(dd) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50 percent or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(ee) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ff) “Performance Award” means a right, granted to an Eligible Person under Section 7 hereof, to receive Awards based upon performance criteria specified by the Plan Administrator.

(gg) “Person” has the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

(hh) “Plan Administrator” means the Board or any Committee delegated by the Board to administer the Plan.

(ii) “Related Entity” means any Parent, Subsidiary and any business, corporation, partnership, limited liability company or other entity in which the Company, a Parent or a Subsidiary, directly or indirectly, holds a substantial ownership interest.

(jj) “Restricted Stock” means Stock granted to a Participant under Section 6(d) hereof, that is subject to certain restrictions and to a risk of forfeiture.

(kk) “Rule 16b-3” and “Rule 16a-1(c)(3)” means Rule 16b-3 and Rule 16a-1(c)(3), as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(ll) “Stock” means the Company’s Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section 11(c) hereof.

(mm) “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 6(c) hereof.

(nn) “Stock Unit” means a right, granted to a Participant pursuant to Section 6(e) hereof, to receive Stock, cash or a combination thereof at the end of a specified period of time.

(oo) “Subsidiary” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

3. Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Awards; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Stock pursuant to an Award; and the number of shares of Stock with respect to which an Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To amend the Plan or an Award as provided in Section 11(e).

(v) To terminate or suspend the Plan as provided in Section 11(e).

(vi) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee.

(i) General.  The Board may delegate administration of the Plan to a Committee or Committees of two (2) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

(ii) Section 162(m) and Rule 16b-3 Compliance.  In the discretion of the Board, the Committee may consist solely of two or more “Outside Directors”, in accordance with Section 162(m) of the Code, and/or solely of two or more “Non-Employee Directors”, in accordance with Rule 16b-3. In addition, the Board or the Committee may delegate to a committee of two or more members of the Board the authority to grant Awards to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Award, (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (c) not then subject to Section 16 of the Exchange Act.

(d) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Arbitration.  Any dispute or claim concerning any Award granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in Phoenix, Arizona. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting an Award, the Participant and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

(f) Limitation of Liability.  The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Plan Administrator, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

(a) Limitation on Overall Number of Shares Subject to Awards.  Subject to adjustment as provided in Section 11(c) hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be (i) 8,000,000 plus (ii) any share of Stock available under the Directors Plan as of the Effective Date of this Plan. Any shares of Stock delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Availability of Shares Not Delivered under Awards.

(i) If any Shares subject to an Award, or to an award under the Directors Plan that is outstanding on the Effective Date of the Plan, are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award, or award under the Directors Plan that is outstanding on the Effective Date of the Plan is settled for cash or otherwise does not result in the issuance of all or a portion of the Shares subject to such Award or award, the Shares shall, to the extent of such forfeiture, expiration, termination, cash settlement or non-issuance, again be available for Awards under the Plan, subject to Section 4(b)(iv) below.

(ii) If any shares of Common Stock issued pursuant to an Award, or to an award under the Directors Plan that is outstanding on the Effective Date of the Plan, are forfeited back to or repurchased by the Company, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares, then the shares of Common Stock not acquired under such Award shall revert to and again become available for issuance under the Plan.

(iii) In the event that any Option or other Award granted hereunder is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then only the number of Shares issued net of the Shares tendered or withheld shall be counted for purposes of determining the maximum number of Shares available for grant under the Plan. In the event that any option or award granted under the Directors Plan that is outstanding on the Effective Date of the Plan, is exercised through the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, or withholding tax liabilities arising from such options or awards are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, then the Shares so tendered or withheld shall again be available for Awards under the Plan.

(iv) Notwithstanding anything in this Section 4(b) to the contrary and solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options, the maximum aggregate number of shares that may be granted under this Plan shall be determined without regard to any Shares restored pursuant to this Section 4(b) that, if taken into account, would cause the Plan to fail the requirement under Code Section 422 that the Plan designate a maximum aggregate number of shares that may be issued.

(c) Application of Limitations.  The limitation contained in this Section 4 shall apply not only to Awards that are settled by the delivery of shares of Stock but also to Awards relating to shares of Stock but settled only in cash (such as cash-only Stock Appreciation Rights). The Plan Administrator may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award.

5. Eligibility; Per-Person Award Limitations.  Awards may be granted under the Plan only to Eligible Persons. In each fiscal year during any part of which the Plan is in effect, an Eligible Person may not be granted an Award under which more than 1,000,000 shares of Stock could be received by the Participant, subject to adjustment as provided in Section 11(c). In addition, the maximum amount that may be earned as a Performance Award (payable in cash) or other Award (payable or settled in cash) for a performance period by any one Participant shall be $5,000,000.

6. Terms of Awards.

(a) General.  Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Plan Administrator may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Plan Administrator shall determine, including terms requiring forfeiture of Awards in the event of termination of Continuous Service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Plan Administrator shall retain full power and discretion to accelerate, waive or modify, at any time, any term or condition of an Award that is not mandatory under the Plan.

(b) Options.  The Plan Administrator is authorized to grant Options to Participants on the following terms and conditions:

(i) Stock Option Agreement.  Each grant of an Option shall be evidenced by a Stock Option Agreement. Such Stock Option Agreement shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Plan Administrator deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(ii) Number of Shares.  Each Stock Option Agreement shall specify the number of shares of Stock that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 11(c) hereof. The Stock Option Agreement shall also specify whether the Stock Option is an Incentive Stock Option or a Non-Qualified Stock Option.

(iii) Exercise Price.

(A) In General.  Each Stock Option Agreement shall state the price at which shares of Stock subject to the Option may be purchased (the “Exercise Price”), which shall be, with respect to Incentive Stock Options, not less than 100% of the Fair Market Value of the Stock on the date of grant. In the case of Non-Qualified Stock Options, the Exercise Price shall be determined in the sole discretion of the Plan Administrator.

(B) Ten Percent Shareholder.  If a Participant owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Related Entity, any Incentive Stock Option granted to such Participant must have an Exercise Price per share of at least 110% of the Fair Market Value of a share of Stock on the date of grant.

(iv) Time and Method of Exercise.  The Plan Administrator shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements). The Plan Administrator may also determine the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions. The Board or the Committee may determine the methods by which such exercise price may be paid or deemed to be paid (including, in the discretion of the Plan Administrator, a cashless exercise procedure), the form of such payment, including, without limitation, cash, Stock, other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis), and the methods by or forms in which Stock will be delivered or deemed to be delivered to Participants.

(v) Incentive Stock Options.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Rights in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has consented in writing to the change that will result in such disqualification. If and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant; and

(B) If the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of stock with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company, its Parent or any Subsidiary are exercisable for the first time by a Participant during any calendar year exceeds $100,000, then such Participant’s Incentive Stock Option(s) or portions thereof that exceed such $100,000 limit shall be treated as Nonstatutory Stock Options (in the reverse order in which they were granted, so that the last Incentive Stock Option will be the first treated as a Nonstatutory Stock Option). This paragraph shall only apply to the extent such limitation is applicable under the Code at the time of the grant.

(vi) Repurchase Rights.  The Committee and the Board shall have the discretion to grant Options that are exercisable for unvested shares of Common Stock. Should the Participant’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase any or all of those unvested shares, at either (a) the exercise price paid per share, (b) the fair market value or (c) the lower of the exercise price paid per share and the fair market value. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

(c) Stock Appreciation Rights.  The Plan Administrator is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment.  A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of stock on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Plan Administrator.

(ii) Other Terms.  The Plan Administrator shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights may be either freestanding or in tandem with other Awards.

(d) Restricted Stock.  The Plan Administrator is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions.  Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Plan Administrator may impose, or as otherwise provided in this Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Plan Administrator may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award agreement relating to the Restricted Stock, a

Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Plan Administrator). During the restricted period applicable to the Restricted Stock, subject to Section 11(b) below, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator at the time of the Award, upon termination of a Participant’s Continuous Service during the applicable restriction period, the Participant’s Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Plan Administrator may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock.  Restricted Stock granted under the Plan may be evidenced in such manner, as the Plan Administrator shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Plan Administrator may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, that the certificates be kept with an escrow agent and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits.  As a condition to the grant of an Award of Restricted Stock, the Plan Administrator may require that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock or applied to the purchase of additional Awards under the Plan. Unless otherwise determined by the Plan Administrator, Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Stock Units.  The Plan Administrator is authorized to grant Stock Units to Participants, which are rights to receive Stock, cash, or a combination thereof at the end of a specified time period, subject to the following terms and conditions:

(i) Award and Restrictions.  Satisfaction of an Award of Stock Units shall occur upon expiration of the time period specified for such Stock Units by the Plan Administrator (or, if permitted by the Plan Administrator, as elected by the Participant). In addition, Stock Units shall be subject to such restrictions (which may include a risk of forfeiture) as the Plan Administrator may impose, if any, which restrictions may lapse at the expiration of the time period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Plan Administrator may determine. Stock Units may be satisfied by delivery of Stock, cash equal to the Fair Market Value of the specified number of shares of Stock covered by the Stock Units, or a combination thereof, as determined by the Plan Administrator at the date of grant or thereafter. Prior to satisfaction of an Award of Stock Units, an Award of Stock Units carries no voting or dividend or other rights associated with share ownership.

(ii) Forfeiture.  Except as otherwise determined by the Plan Administrator, upon termination of a Participant’s Continuous Service during the applicable time period thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Stock Units), the Participant’s Stock Units (other than those Stock Units subject to deferral at the election of the Participant) shall be forfeited; provided that the Plan Administrator may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Plan Administrator may in other cases waive in whole or in part the forfeiture of Stock Units.

(iii) Dividend Equivalents.  Unless otherwise determined by the Plan Administrator at date of grant, any Dividend Equivalents that are granted with respect to any Award of Stock Units shall be either (A) paid with respect to such Stock Units at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such Stock Units and the amount or value thereof automatically deemed reinvested in additional Stock Units, other Awards or other investment vehicles, as the Plan Administrator shall determine or permit the Participant to elect.

(f) Bonus Stock and Awards in Lieu of Obligations.  The Plan Administrator is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of Company obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Committee to the extent necessary to ensure that acquisitions of Stock or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Stock or Awards granted hereunder shall be subject to such other terms as shall be determined by the Plan Administrator.

(g) Dividend Equivalents.  The Plan Administrator is authorized to grant Dividend Equivalents to a Participant entitling the Participant to receive cash, Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Plan Administrator may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to such restrictions on transferability and risks of forfeiture, as the Plan Administrator may specify.

(h) Other Stock-Based Awards.  The Plan Administrator is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock, as deemed by the Plan Administrator to be consistent with the purposes of the Plan, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Plan Administrator, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Related Entities or business units. The Plan Administrator shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration (including without limitation loans from the Company or a Related Entity), paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards or other property, as the Plan Administrator shall determine. The Plan Administrator shall have the discretion to grant such other Awards which are exercisable for unvested shares of Common Stock. Should the Participant’s Continuous Service cease while holding such unvested shares, the Company shall have the right to repurchase, at a price determined by the Administrator at the time of grant, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Performance Awards.

(a) Performance Conditions.  The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Plan Administrator. The Plan Administrator may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions, and may exercise its discretion to reduce the amounts payable under any Award subject to performance conditions, except as limited under Section 7(b) hereof in the case of a Performance Award intended to qualify under Code Section 162(m). If and to the extent required under Code Section 162(m), any power or authority relating to a Performance Award intended to qualify under Code Section 162(m), shall be exercised by the Committee as the Plan Administrator and not the Board.

(b) Performance Awards Granted to Designated Covered Employees.  If and to the extent that the Committee determines that a Performance Award to be granted to an Eligible Person who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code

Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 7(b).

(i) Performance Goals Generally.  The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria.  One or more of the following business criteria for the Company, on a consolidated basis, and/or specified Related Entities or business units of the Company (except with respect to the total shareholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for such Performance Awards: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index or the S&P Specialty Retailer Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital or inventory; and (14) ratio of debt to shareholders’ equity.

(iii) Performance Period;  Timing For Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period of up to ten years, as specified by the Committee. Performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).

(iv) Performance Award Pool.  The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) hereof during the given performance period, as specified by the Committee in accordance with Section 7(b)(iii) hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms.  Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Continuous Service by the Participant prior to the end of a performance period or settlement of Performance Awards.

(c) Written Determinations.  All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under Section 7(b), shall be made in writing in the case of any Award intended to qualify under Code Section 162(m). The Committee may not delegate any responsibility relating to such Performance Awards if and to the extent required to comply with Code Section 162(m).

(d) Status of Performance Awards Under Code Section 162(m).  It is the intent of the Company that Performance Awards under this Section 7 hereof granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute “qualified performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of Sections 7(b), (c) and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8. [Intentionally omitted]

9. Certain Provisions Applicable to Awards or Sales.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards.  Awards granted under the Plan may, in the discretion of the Plan Administrator, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Plan Administrator shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity.

(b) Award Repricing Prohibited.  Except in connection with a Corporate Transaction (for purposes of this Section 9(b), including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the terms of outstanding Awards may not be amended to (i) reduce the exercise price of such Awards or (ii) cancel such Awards in exchange for cash or other Awards with an exercise price that is less than the exercise price of the original Awards without shareholder approval.

(c) Form and Timing of Payment Under Awards; Deferrals.  Subject to the terms of the Plan and any applicable Award agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Plan Administrator shall determine, including, without limitation, cash, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Plan Administrator or upon occurrence of one or more specified events (in addition to a Change in Control). Installment or deferred payments may be required by the Plan Administrator (subject to Section 11(g) of the Plan) or permitted at the election of the Participant on terms and conditions established by the Plan Administrator. Payments may include, without limitation, provisions for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) Exemptions from Section 16(b) Liability.  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 or Rule 16a-1(c)(3) to the extent necessary to ensure that neither the grant of any Awards to nor other transaction by a Participant who is subject to Section 16 of the Exchange Act is subject to liability under Section 16(b) thereof (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award agreement does not comply with the requirements of Rule 16b-3 or Rule 16a-1(c)(3) as then applicable to any such transaction, such provision will be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 or Rule 16a-1(c)(3) so that such Participant shall avoid liability under Section 16(b).

10. Change in Control; Corporate Transaction.

(a) Change in Control.

(i) If a Change in Control occurs and as of, or within twelve (12) months after, the effective time of such Change in Control, (i) a Participant’s Continuous Service is terminated without Cause (including a termination due to death or Disability) by the Company, its successor or the successor’s parent or (ii) a Participant’s Continuous Service is terminated by the Participant with Good Reason, then, as of the date of termination of Continuous Service, the Award shall become fully vested and exercisable.

(ii) The Plan Administrator may, in its discretion, accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any Award, including if we undergo a Change in Control. In addition, the Plan Administrator may provide in an Award agreement that the performance goals relating to any Performance Award will be deemed to have been met upon the occurrence of any Change in control.

(iii) In addition to the terms of Sections 10(a)(i) and 10(a)(ii) above, the effect of a “Change in Control,” may be provided (1) in an employment, compensation, or severance agreement, if any, between the Company or any Related Entity and the Participant, relating to the Participant’s employment, compensation, or severance with or from the Company or such Related Entity, or (2) in the agreement evidencing the Award.

(b) Corporate Transactions.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation shall either (i) assume or continue any or all Awards outstanding under the Plan or (ii) substitute similar stock awards for outstanding Awards (it being understood that similar awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction). The Administrator, in its discretion and without the consent of any Participant, may (but is not obligated to) either (i) accelerate the vesting of all Awards (and, if applicable, the time at which such Awards may be exercised) in full or as to some percentage of the Award to a date prior to the effective time of such Corporate Transaction as the Administrator shall determine (contingent upon the effectiveness of each Corporate Transaction) or (ii) provide for a cash payment in exchange for the termination of an Award or any portion thereof where such cash payment is equal to the Fair Market Value of the Shares that the Participant would receive if the Award were fully vested and exercised (if applicable) as of such date (less any applicable exercise price). The Administrator, in its sole discretion, shall determine whether each Award is assumed, continued or substituted.

Notwithstanding the foregoing, with respect to Restricted Stock and any other Award granted under the Plan that the Company has any reacquisition or repurchase rights, the reacquisition or repurchase rights for such Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company) in connection with such Corporate Transaction. In addition, the Administrator, in its discretion, may (but is not obligated to) provide that any reacquisition or repurchase rights held by the Company with respect to such Awards shall lapse in whole or in part (contingent upon the effectiveness of the Corporate Transaction).

(c) Dissolution or Liquidation.  In the event of a dissolution or liquidation of the Company, then all outstanding Awards shall terminate immediately prior to the completion of such dissolution or liquidation, and shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such stock is still in Continuous Service.

11. General Provisions.

(a) Compliance With Legal and Other Requirements.  The Company may, to the extent deemed necessary or advisable by the Plan Administrator, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other Company securities are listed or quoted, or compliance with any other obligation of the Company, as the Plan Administrator, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

(b) Limits on Transferability; Beneficiaries.

(i) General.  Except as provided in the Award agreement, a Participant may not assign, sell, transfer, or otherwise encumber or subject to any lien any Award or other right or interest granted under this Plan, in whole or in part, other than by will or by operation of the laws of descent and distribution, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative.

(ii) Permitted Transfer of Option.  The Plan Administrator, in its sole discretion, may permit the transfer of an Option (but not an Incentive Stock Option, or any other right to purchase Stock other than an Option) as follows: (A) by gift to a member of the Participant’s Immediate Family or (B) by transfer by instrument to a trust providing that the Option is to be passed to beneficiaries upon death of the Participant. For purposes of this Section 11(b)(ii), “Immediate Family” shall mean the Participant’s spouse (including a former spouse subject to terms of a domestic relations order); child, stepchild, grandchild, child-in-law; parent, stepparent, grandparent, parent-in-law; sibling and sibling-in-law, and shall include adoptive relationships. If a determination is made by counsel for the Company that the restrictions contained in this Section 11(b)(ii) are not required by applicable federal or state securities laws under the circumstances, then the Committee or Board, in its sole discretion, may permit the transfer of Awards (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) to one or more Beneficiaries or other transferees during the lifetime of the Participant, which may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent permitted by the Plan Administrator pursuant to the express terms of an Award agreement (subject to any terms and conditions which the Plan Administrator may impose thereon, and further subject to any prohibitions and restrictions on such transfers pursuant to Rule 16b-3). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant, except as otherwise determined by the Plan Administrator, and to any additional terms and conditions deemed necessary or appropriate by the Plan Administrator.

(c) Adjustments.

(i) Adjustments to Awards.  In the event that any dividend or other distribution (whether in the form of cash, Stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock and/or such other securities of the Company or any other issuer such that a substitution, exchange, or adjustment is determined by the Plan Administrator to be appropriate, then the Plan Administrator shall, in such manner as it may deem equitable, substitute, exchange, or adjust any or all of (A) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, (B) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5 hereof, (C) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Plan Administrator determines to be appropriate.

(ii) Other Adjustments.  The Committee (and the Board if and only to the extent such authority is not required to be exercised by the Committee to comply with Code Section 162(m)) is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and performance goals relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the

Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant; provided that no such adjustment shall be authorized or made if and to the extent that such authority or the making of such adjustment would cause Options, Stock Appreciation Rights, Performance Awards granted under Section 7(b) hereof to Participants designated by the Committee as Covered Employees and intended to qualify as “performance-based compensation” under Code Section 162(m) and the regulations thereunder to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m) and regulations thereunder.

(d) Taxes.  The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Plan Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

(e) Changes to the Plan and Awards.  The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants. Any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders if such shareholder approval is deemed necessary and advisable by the Board. However, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuance or termination of the Plan may materially and adversely affect the rights of such Participant under any previously granted and outstanding Award. The Plan Administrator may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award agreement relating thereto, except as otherwise provided in the Plan; provided that, without the consent of an affected Participant, no such action may materially and adversely affect the rights of such Participant under such Award.

(f) Limitation on Rights Conferred Under Plan.  Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award.

(g) Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligations to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Plan Administrator may specify and in accordance with applicable law.

(h) Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable including incentive arrangements and awards which do not qualify under Code Section 162(m).

(i) Fractional Shares.  No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Plan Administrator shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law.  The validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award agreement shall be determined in accordance with the laws of the State of Arizona without giving effect to principles of conflicts of laws, and applicable federal law.

(k) Plan Effective Date and Shareholder Approval; Termination of Plan.  The Plan shall become effective on the Effective Date, subject to subsequent approval within 12 months of its adoption by the Board by shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Sections 162(m) (if applicable) and 422, Rule 16b-3 under the Exchange Act (if applicable), applicable Nasdaq requirements, and other laws, regulations, and obligations of the Company applicable to the Plan. Awards may be granted subject to shareholder approval, but may not be exercised or otherwise settled in the event shareholder approval is not obtained. The Plan shall terminate no later than 10 years from the date of the later of (x) the Effective Date and (y) the date an increase in the number of shares reserved for issuance under the Plan is approved by the Board (so long as such increase is also approved by the shareholders).

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 5:30 p.m., Central Standard Time, on December 12, 2007. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 — 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — David R. Bethune 02 — J. Steven Garrett 03 — David Goldman 04 — Leslie H. Green 05 — O.B. Parrish 06 - George J. Vuturo For Against Abstain For Against Abstain 2. To approve an amendment to the 1997 Stock Option Plan to 3. To ratify the appointment of BDO Seidman, LLP, as increase the total number of shares authorized for issuance Zila, Inc.’s independent registered public accounting from five million (5,000,000) to eight million (8,000,000) shares. firm for the fiscal year ending July 31, 2008. 4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN6 2 A V 0 1 5 6 0 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ZILA, INC. Notice of 2007 Annual Meeting of Shareholders The undersigned hereby appoints David R. Bethune and George J. Vuturo, and each of them, proxy for the undersigned, with power of substitution to vote all the shares of common stock of Zila, Inc. held of record by the undersigned on October 18, 2007 at the annual meeting of shareholders to be held at the Arizona Biltmore Resort & Spa, located at 2400 East Missouri, Phoenix, AZ 85016 on December 13, 2007 at 8:00 a.m. Arizona time, and at any adjournment thereof, upon the matters designated below and as more fully set forth in the Proxy Statement and for the transaction of such business as may properly come before the meeting. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 and 4. (Please date and sign on the reverse side)